SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
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WESTERN DIGITAL CORPORATION

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Dear Stockholder:

We cordially invite you to attend our Annual Meeting of Stockholders to be held at The Westin South Coast Plaza located at 686 Anton Boulevard, Costa Mesa, California 92626 on Tuesday, November 6, 2007 at 10:00 a.m., local time. Our Board of Directors and management look forward to welcoming you there.

We are holding the Annual Meeting for the following purposes:

1. To elect ten directors to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 27, 2008; and

3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ELECTION OF EACH OF THE TEN DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSAL 2 TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Whether or not you are able to attend the meeting, it is important that your shares be represented, no matter how many shares you own. This year you may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. We urge you to promptly mark, sign, date and mail your proxy or voting instruction card in the return envelope provided or provide voting instructions electronically via the Internet or by telephone.

On behalf of the Board of Directors, thank you for your continued support.

Thomas E. Pardun	John F. Coyne
Chairman of the Board	President and Chief Executive Officer

September 24, 2007

20511 Lake Forest Drive
Lake Forest, California 92630-7741

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 6, 2007

To the Stockholders of
WESTERN DIGITAL CORPORATION:

Our 2007 Annual Meeting of Stockholders will be held at The Westin South Coast Plaza located at 686 Anton Boulevard, Costa Mesa, California 92626 on Tuesday, November 6, 2007 at 10:00 a.m., local time, for the following purposes:

1. To elect ten directors to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 27, 2008; and

3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

Any action on the items described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting is properly adjourned or postponed.

Only stockholders of record at the close of business on September 21, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the meeting.

By Order of the Board of Directors

Raymond M. Bukaty
Senior Vice President, Administration,
General Counsel and Secretary

Lake Forest, California
September 24, 2007

ALL OF OUR STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE YOUR SHARES BY COMPLETING, SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE PRE-ADDRESSED RETURN ENVELOPE PROVIDED OR BY TRANSMITTING YOUR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. PLEASE SEE THE ACCOMPANYING INSTRUCTIONS FOR MORE DETAILS ON VOTING. RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION CARD PROMPTLY WILL ASSIST US IN REDUCING THE EXPENSES OF ADDITIONAL PROXY SOLICITATION. SUBMITTING YOUR PROXY CARD OR VOTING INSTRUCTION CARD DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING (AND, IF YOU ARE NOT A STOCKHOLDER OF RECORD, YOU HAVE OBTAINED A LEGAL PROXY FROM THE BROKER, TRUSTEE OR OTHER NOMINEE THAT HOLDS YOUR SHARES GIVING YOU THE RIGHT TO VOTE THE SHARES IN PERSON AT THE ANNUAL MEETING).

20511 Lake Forest Drive
Lake Forest, California 92630-7741

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
November 6, 2007

Our Board of Directors solicits your proxy for the 2007 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on November 6, 2007 at The Westin South Coast Plaza located at 686 Anton Boulevard, Costa Mesa, California 92626, and at any and all adjournments or postponements of the Annual Meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.” We are first mailing this Proxy Statement and the accompanying form of proxy to our stockholders on or about October 1, 2007.

VOTING

Record Date and Quorum

Only stockholders of record at the close of business on September 21, 2007 will be entitled to notice of and to vote at the Annual Meeting. On the record date, 219,883,163 shares of our common stock were outstanding.

The holders of a majority of our shares of common stock outstanding on the record date and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a properly executed proxy or voting instruction card, even if you abstain from voting, your shares will be counted for purposes of determining the presence or absence of a quorum. If a broker, trustee or other nominee indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the Annual Meeting.

Submitting Your Proxy

Most stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. However, if you hold shares directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares and we are sending these proxy materials directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

If your shares are held in a brokerage account or by a trustee or other nominee, you are considered the beneficial owner of these shares held in “street name,” and your broker, trustee or nominee is forwarding these proxy materials to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also entitled to attend the Annual Meeting; however, you may not vote these shares in person at the Annual Meeting unless you obtain from the broker, trustee or nominee that holds your shares a “legal proxy” giving you the right to vote the shares in person at the Annual Meeting.

If you participate in the Western Digital Stock Fund through our Western Digital Corporation 401(k) Plan, your proxy will serve as a voting instruction for T. Rowe Price Trust Company, the plan’s trustee. If T. Rowe Price does not receive voting instructions for shares in your plan account, your shares will not be voted unless you attend the Annual Meeting and vote in person.

If you hold shares as a stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting. However, if you choose to submit your proxy by telephone or the Internet as described on page 55 below, your proxy must be submitted by 11:59 p.m. Eastern time on November 5, 2007. If you hold shares in the Western Digital Corporation 401(k) Plan, your voting instructions must be received by 11:59 p.m. Eastern time on November 5, 2007 for the trustee to vote your shares. Finally, if you hold shares beneficially in street name with a broker, trustee or nominee, please follow the voting instructions provided by your broker, trustee or nominee.

If you complete and submit your proxy or voting instruction card, the persons named as proxies will vote the shares represented by your proxy or voting instruction card in accordance with your instructions. If you submit a proxy or voting instruction card but do not complete the voting instructions on the proxy or voting instruction card, the persons named as proxies will vote the shares represented by your proxy FOR election of each of the ten director nominees named in Proposal 1 and FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 27, 2008 as described in Proposal 2.

Revoking Your Proxy and Deadline for Voting

You have the power to revoke your proxy or voting instructions at any time before it is voted at the Annual Meeting, except that any change to your voting instructions for the Western Digital Corporation 401(k) Plan must be provided by 11:59 p.m. Eastern time on November 5, 2007. If you are a stockholder of record, you may revoke your proxy by submitting a written notice of revocation to our Secretary, by submitting a duly executed written proxy bearing a later date to change your vote, or by providing new voting instructions electronically via the Internet or by telephone. A proxy will not be voted if the stockholder of record who executed it is present at the Annual Meeting and votes the shares represented by the proxy in person at the Annual Meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on each of the ten director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

For purposes of Proposal 1, director nominees receiving the majority of votes cast (that is, the number of shares voted “for” the director exceeds the number of votes cast “against” that director) will be elected as a director, provided that if the number of nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. Proposal 2 to ratify the appointment of our independent registered public accounting firm for fiscal 2008 requires the affirmative approval of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

For the election of directors, shares not present or represented at the meeting and shares voting “abstain” will be entirely excluded from the vote and will have no effect on the outcome. For Proposal 2 to ratify the appointment of our independent registered public accounting firm for fiscal 2008, we treat abstentions as shares present or represented and entitled to vote on that proposal, so abstaining has the same effect as a negative vote. Broker non-votes (shares held by brokers, trustees or other nominees who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers) on a proposal are not deemed to be entitled to vote on the proposal and, therefore, will not be counted in determining the outcome of the vote on that proposal. Please note that all proposals discussed in this Proxy Statement are considered routine and that brokers, trustees or nominees who have not received voting instructions from their customers may vote their customers’ shares on the election of directors in Proposal 1 and on the ratification of KPMG LLP as our independent registered public accounting firm in Proposal 2.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of September 21, 2007, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each director and each nominee for election as a member of our Board of Directors, (3) each of the executive officers named in the Summary Compensation Table on page 29, and (4) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G filed with the Securities and Exchange Commission.

	Amount and
	Nature of	Percent
	Beneficial	of
Beneficial Owner	Ownership(1)	Class(2)

Greater than 5% Stockholders:
Barclays Global Investors, NA., and certain affiliates
45 Fremont Street, San Francisco, CA 94105(3)	22,730,882	10.3%
LSV Asset Management
1 N. Wacker Drive, Suite 4000, Chicago, IL 60606(4)	11,295,428	5.14%
Directors:
Peter D. Behrendt(5)(6)	84,270	*
Kathleen A. Cote(5)	33,750	*
Henry T. DeNero(5)	57,291	*
William L. Kimsey(5)	39,687	*
Michael D. Lambert(5)	65,250	*
Roger H. Moore(5)	53,750	*
Thomas E. Pardun(5)(7)	63,750	*
Named Executive Officers:
John F. Coyne(8)(9)	557,777	*
Arif Shakeel(8)	404,240	*
Matthew E. Massengill(8)(9)	721,801	*
Stephen D. Milligan	4,470	*
Timothy M. Leyden	—	—
Raymond M. Bukaty(9)	186,721	*
Hossein M. Moghadam(9)	160,456	*
All Directors and Executive Officers as a group (14 persons)(10)	2,433,213	1.1%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	We determine beneficial ownership in accordance with the rules of the Securities and Exchange Commission. We deem shares subject to options that are currently exercisable or exercisable within 60 days after September 21, 2007 outstanding for purposes of computing the share amount and the percentage ownership of the person holding such stock options, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(2)	Except as otherwise noted below, we determine applicable percentage ownership on 219,883,163 shares of our common stock outstanding as of September 21, 2007.

(3)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007 by Barclays Global Investors, NA., and certain affiliates.

(4)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006 by LSV Asset Management.

(5)	Includes shares of our common stock that may be acquired within 60 days after September 21, 2007 through the exercise of stock options as follows: Mr. Behrendt (58,750), Ms. Cote (33,750), Mr. DeNero (53,750),

Mr. Kimsey (39,687), Mr. Lambert (58,750), Mr. Moore (53,750), and Mr. Pardun (58,750). Does not include shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of September 21, 2007, as to which participants currently have no voting or investment power, as follows: Mr. Behrendt (2,120), Ms. Cote (31,309), Mr. DeNero (45,487), Mr. Kimsey (4,828), Mr. Moore (57,567), and Mr. Pardun (19,851).

(6)	Includes 750 shares of our common stock held by Mr. Behrendt’s children.

(7)	Includes 5,000 shares of our common stock held in a family trust.

(8)	Messrs. Coyne, Shakeel and Massengill are also members of our Board of Directors.

(9)	Includes shares of our common stock that may be acquired within 60 days after September 21, 2007 through the exercise of stock options as follows: Mr. Coyne (263,229), Mr. Massengill (572,150), Mr. Bukaty (113,313), and Dr. Moghadam (78,883).

(10)	Includes 1,384,762 shares of our common stock that may be acquired within 60 days after September 21, 2007 through the exercise of stock options by our directors and each of our executive officers. Does not include 161,162 shares of our common stock representing deferred stock units as described in footnote 5 above.

PROPOSAL 1

ELECTION OF DIRECTORS

Our directors each serve a one-year term and are subject to re-election at each annual meeting of stockholders. Upon the recommendation of the Governance Committee, our Board of Directors has nominated all ten of the current directors for re-election to the Board of Directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently, the authorized number of directors on our Board of Directors is ten.

Nominees for Election

Our nominees for election to our Board of Directors at the Annual Meeting include seven independent directors, as defined by the applicable listing standards of the New York Stock Exchange, and one current and two former members of our senior management. Each of the nominees is currently a member of our Board of Directors and has consented to serve as a director if elected. If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted FOR each of the ten nominees recommended by our Board of Directors. If you wish to give specific instructions with respect to the election of directors, you may do so by indicating your instructions on your proxy or voting instruction card. In the event that, before the Annual Meeting, any of the nominees for director should become unable to serve if elected, the persons named as proxies may vote for a substitute nominee designated by our existing Board of Directors to fill the vacancy or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors. Our Board of Directors has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director.

The following biographical information for each of the ten nominees has been furnished by the nominee:

Peter D. Behrendt, 68, has been a director since 1994.  He was Chairman of Exabyte Corporation, a manufacturer of computer tape storage products, from January 1992 until he retired in January 1998 and was President and Chief Executive Officer of Exabyte Corporation from July 1990 to January 1997. Mr. Behrendt is currently a venture partner with NEA, a California-based venture fund. He is also a director of Infocus Corporation.

Kathleen A. Cote, 58, has been a director since January 2001. She was the Chief Executive Officer of Worldport Communications, Inc., a European provider of Internet managed services, from May 2001 to June 2003. From September 1998 until May 2001, she served as President of Seagrass Partners, a provider of expertise in business planning and strategic development for early stage companies. From November 1996 until January 1998, she served as President and Chief Executive Officer of Computervision Corporation, an international supplier of product development and data management software. She is also a director of Forgent Networks, Inc.

John F. Coyne, 57, has been a director since October 2006. He joined us in 1983 and has served in various executive capacities. From November 2002 until June 2005, Mr. Coyne served as Senior Vice President, Worldwide Operations, from June 2005 until November 2005, he served as Executive Vice President, Worldwide Operations, and from November 2005 until June 2006, he served as Executive Vice President and Chief Operations Officer. Effective June 2006, he was named President and Chief Operating Officer. In January 2007, he became President and Chief Executive Officer.

Henry T. DeNero, 61, has been a director since June 2000. He was Chairman and Chief Executive Officer of Homespace, Inc., a provider of Internet real estate and home services, from January 1999 until it was acquired by LendingTree, Inc. in August 2000. From July 1995 to January 1999, he was Executive Vice President and Group Executive, Commercial Payments for First Data Corporation, a provider of information and transaction processing services. Prior to 1995, he was Vice Chairman and Chief Financial Officer of Dayton Hudson Corporation, a general merchandise retailer, and was previously a Director of McKinsey & Company, a management consulting firm. He is also a director of THQ, Inc. and Vignette Corp.

William L. Kimsey, 65, has been a director since March 2003. He is a veteran of 32 years’ service with Ernst & Young, a global independent auditing firm, and became that firm’s Global Chief Executive Officer. Mr. Kimsey served at Ernst & Young as director of management consulting in St. Louis, office managing partner in Kansas City, Vice Chairman and Southwest Region managing partner in Dallas, Vice Chairman and West Region managing partner in Los Angeles, Deputy Chairman and Chief Operating Officer and, from 1998 to 2002, Chief Executive Officer and a global board member. He is also a director of Accenture Ltd., NAVTEQ Corporation and Royal Caribbean Cruises Ltd.

Michael D. Lambert, 60, has been a director since August 2002. From 1996 until he retired in May 2002, he served as Senior Vice President for Dell Inc.’s Enterprise Systems Group. During that period, he also participated as a member of a six-man operating committee at Dell, which reported to the Office of the Chairman. Mr. Lambert served as Vice President, Sales and Marketing for Compaq Computer Corporation from 1993 to 1996. Prior to that, for four years, he ran the Large Computer Products division at NCR/AT&T Corporation as Vice President and General Manager. Mr. Lambert began his career with NCR Corporation, where he served for 16 years in product management, sales and software engineering capacities. He is also a director of Vignette Corp.

Matthew E. Massengill, age 46, has been a director since January 2000. He joined us in 1985 and served in various executive capacities with us until January 2007. From October 1999 until January 2000, he served as Chief Operating Officer, from January 2000 until January 2002, he served as President, and from January 2000 until October 2005, he served as Chief Executive Officer. Mr. Massengill served as Chairman of the Board of Directors from November 2001 until March 2007. He is also a director of ViewSonic Corporation and Microsemi Corporation.

Roger H. Moore, 65, has been a director since June 2000. He served as President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, from January 1996 until it was acquired by Verisign, Inc. in December 2001, and he retired at that time. He was a member of Illuminet’s Board of Directors from July 1998 until December 2001. From September 1998 to October 1998, he served as President, Chief Executive Officer and as a director of VINA Technologies, Inc., a telecommunications equipment company. From November 1994 to December 1995, he served as Vice President of major accounts of Northern Telecom. In June 2007, Mr. Moore became the interim President and Chief Executive Officer of Arbinet-thexchange, Inc. He is also a director of Arbinet-thexchange, Inc., Consolidated Communications Holdings, Inc. and Verisign, Inc.

Thomas E. Pardun, 63, has been a director since 1993 and Chairman of the Board of Directors since April 2007. He served as Chairman of the Board of Directors from January 2000 until November 2001 and as Chairman of the Board and Chief Executive Officer of Edge2net, Inc., a provider of voice, data and video services, from November 2000 until September 2001. Mr. Pardun was President of MediaOne International Asia Pacific (previously U.S. West International, Asia-Pacific, a subsidiary of U.S. West, Inc.), an owner/operator of international properties in cable television, telephone services, and wireless communications companies, from May 1996 until his retirement in July 2000. Before joining U.S. West, Mr. Pardun was President of the Central Group for Sprint, as well as President of Sprint’s West Division and Senior Vice President of Business Development for United Telecom, a predecessor company to Sprint. Mr. Pardun also held a variety of management positions during a 19-year tenure with IBM, concluding as Director of product-line evaluation. He is also a director of CalAmp Corporation and Occam Networks, Inc.

Arif Shakeel, 52, has been a director since September 2004. He joined us in 1985 and has served in various executive capacities. From February 2000 until April 2001, he served as Executive Vice President and General Manager of Hard Disk Drive Solutions, from April 2001 until January 2003, he served as Executive Vice President and Chief Operating Officer, and from January 2002 until June 2006, he served as President. He served as Chief Executive Officer from October 2005 until January 2007. He served as Special Advisor to the Chief Executive Officer from January 2007 until June 2007.

Vote Required and Recommendation of the Board of Directors

In May 2006, our Board of Directors approved an amendment to our Bylaws to require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (in other words, the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election where the number of nominees exceeds the number of directors to be elected, a plurality voting standard will apply and the nominees receiving the greatest number of votes at the Annual Meeting up to the number of ten authorized directors will be elected. In the case of an uncontested election, if a nominee who is serving as a director is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board of Directors as a “holdover director.” However, under our Bylaws, any incumbent director who fails to be elected must offer to tender his or her resignation to our Board of Directors. If the director conditions his or her resignation on acceptance by our Board of Directors, the Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation or whether other action should be taken. Our Board of Directors will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. A nominee who was not already serving as a director and is not elected at the Annual Meeting by a majority of the votes cast with respect to such director’s election will not be elected to our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

Corporate Governance

Corporate Governance Guidelines and Code of Business Ethics

Our Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to stockholders. Our Board of Directors has also adopted a Code of Business Ethics that applies to all of our directors, employees and officers, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller. The current versions of the Corporate Governance Guidelines and the Code of Business Ethics are available on our website under the Governance section at www.westerndigital.com and are available in print to any stockholder who delivers a written request to our Secretary at our principal executive offices. In accordance with rules adopted by the Securities and Exchange Commission and the New York Stock Exchange, we intend to promptly disclose future amendments to certain provisions of the Code of Business Ethics, or waivers of such provisions granted to executive officers and directors, on our website under the Governance section at www.westerndigital.com.

Director Independence

Our Board of Directors has reviewed and discussed information provided by the directors and our company with regard to each director’s business and personal activities as they may relate to Western Digital or its management. Based on its review of this information and all other relevant facts and circumstances, our Board of Directors has affirmatively determined that, except for serving as a member of our Board of Directors, none of Messrs. Behrendt, DeNero, Kimsey, Lambert, Moore and Pardun or Ms. Cote has any relationship, material or immaterial, with Western Digital, either directly or as a partner, shareholder or officer of an organization that has a relationship with Western Digital, and that each of such directors qualifies as “independent” as defined by the listing standards of the New York Stock Exchange. Mr. Coyne is a current full-time, executive-level employee of Western Digital, and Mr. Shakeel and Mr. Massengill were full-time, executive-level employees of Western Digital during at least a portion of fiscal 2007; therefore, Messrs. Coyne, Shakeel and Massengill are not “independent” as defined by the corporate governance listing standards of the New York Stock Exchange.

Committees

Our Board of Directors has standing Executive, Audit, Compensation and Governance Committees. The Governance Committee, among other things, performs functions similar to a nominating committee. Our Board of Directors usually determines the membership of these committees at its organizational meeting held immediately after the annual meeting of stockholders. The following table identifies the current members of the committees:

Director	Executive	Audit	Compensation	Governance

Peter D. Behrendt
Kathleen A. Cote		✓		✓
John F. Coyne	Chair
Henry T. DeNero	✓	Chair
William L. Kimsey		✓
Michael D. Lambert			Chair
Matthew E. Massengill
Roger H. Moore			✓	✓
Thomas E. Pardun(1)	✓		✓	Chair
Arif Shakeel

(1)	Mr. Pardun is our current Chairman of the Board. Mr. Pardun is an independent director under the listing standards of the New York Stock Exchange and presides at all executive sessions of our non-management, independent directors.

Executive Committee.  The Executive Committee operates pursuant to a written charter that is available on our website under the Governance section at www.westerndigital.com. As described in further detail in the written charter of the Executive Committee, between meetings of our Board of Directors, the Executive Committee may exercise all of the powers of our Board of Directors (except those powers expressly reserved to the Board of Directors or to another committee by applicable law or the rules and regulations of the Securities and Exchange Commission or the New York Stock Exchange) in the management and direction of the business and conduct of the affairs of the company, subject to any specific directions given by the Board of Directors.

Audit Committee.  Our Board of Directors has determined that all members of the Audit Committee are independent as defined under the listing standards of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission and that each of Mr. DeNero, Ms. Cote and Mr. Kimsey are “audit committee financial experts” as defined by rules of the Securities and Exchange Commission. The Board of Directors has also determined that Mr. Kimsey’s simultaneous service on three other public company audit committees will not impair his ability to effectively serve on our Audit Committee.

The Audit Committee operates pursuant to a written charter that is available on our website under the Governance section at www.westerndigital.com and is also available in print to any stockholder who delivers a written request to our Secretary at our principal executive offices. As described in further detail in the written charter of the Audit Committee, the key responsibilities of the Audit Committee include: (1) sole responsibility for the appointment, compensation, retention and oversight of our independent accountants and, where appropriate, the termination or replacement of the independent accountants; (2) an annual evaluation of the independent accountants’ qualifications, performance and independence, including a review and evaluation of the lead partner; (3) pre-approval of all auditing services and permissible non-auditing services to be performed by the independent accountants; (4) receipt and review of the reports from the independent accountants required annually and prior to the filing of any audit report by the independent accountants; (5) review and discussion with the independent accountants of any difficulties they encounter in the course of their audit work; (6) establishment of policies for the hiring of any current or former employee of the independent accountants; (7) review and discussion with management and the independent accountants of our annual and quarterly financial statements prior to their filing or public distribution; (8) general review and discussion with management of the presentation and information to be disclosed in our earnings press releases; (9) periodic review of the adequacy of our accounting and financial personnel resources; (10) periodic review and discussion of our internal control over financial reporting and review and discussion with our principal internal auditor of the scope and results of our internal audit program; (11) review and discussion of our policies with respect to risk assessment and risk management; (12) preparation of the audit committee report included in this Proxy Statement; (13) establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission of such complaints by company employees; (14) review of material pending legal proceedings involving us and other material contingent liabilities; and (15) review of any other matters relative to the audit of our accounts and preparation of our financial statements that the Audit Committee deems appropriate.

Compensation Committee.  Our Board of Directors has determined that all members of the Compensation Committee are independent as defined under the listing standards of the New York Stock Exchange. The Compensation Committee operates pursuant to a written charter that is available on our website under the Governance section at www.westerndigital.com and is also available in print to any stockholder who delivers a written request to our Secretary at our principal executive offices. As described in further detail in the written charter of the Compensation Committee, the Compensation Committee assists our Board of Directors and our management in defining our executive compensation policy and in carrying out various responsibilities relating to the compensation of our executive officers and directors, including: (1) evaluating and approving compensation for the Chief Executive Officer and for all other executive officers; (2) reviewing and making recommendations to the Board of Directors regarding non-employee director compensation; (3) overseeing the development and administration of our incentive and equity-based compensation plans, including the Incentive Compensation Plan, the 2004 Performance Incentive Plan, the Deferred Compensation Plan and the 2005 Employee Stock Purchase Plan; and (4) reviewing and making recommendations to the Board of Directors regarding changes to our benefit plans. The Compensation Committee is also responsible for reviewing and discussing with our management the Compensation Discussion & Analysis, or CD&A, included in this Proxy Statement, for determining whether to recommend to our Board of Directors that the CD&A be included in this Prosy Statement, and for preparing the Report of the Compensation Committee that sets forth the Compensation Committee’s determination regarding the CD&A.

The Compensation Committee is solely responsible for making the final decision regarding compensation to our executive officers. In making its decision, however, the Compensation Committee will consider recommendations from our Chief Executive Officer regarding compensation of our other executive officers. The Compensation Committee may also confer with other members of our Board of Directors in determining the compensation of our Chief Executive Officer and our other executive officers. The Compensation Committee retains the power to delegate any of its responsibilities to a subcommittee but the subcommittee must be comprised only of one or more members of the Compensation Committee. The Compensation Committee has no current intention to delegate any of its authority to a subcommittee.

In addition, in accordance with its written charter, the Compensation Committee has the authority to retain and terminate compensation consultants to assist it in evaluating compensation to our directors or executive officers. For fiscal 2007, the Compensation Committee retained Mercer Human Resources Consulting to provide information, analyses, and objective advice regarding executive and director compensation matters. Mercer routinely advises the Compensation Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix, and setting compensation levels for executive officers. Our Human Resources Department supports the Compensation Committee in its duties and may be given authority to work with Mercer to compile information for the Compensation Committee or to fulfill certain other administrative duties regarding our compensation programs.

Additional information concerning the compensation policies and objectives established by the Compensation Committee is included below under “Executive Compensation — Compensation Discussion and Analysis.”

Governance Committee.  Our Board of Directors has determined that all members of the Governance Committee are independent as defined under the listing standards of the New York Stock Exchange. The Governance Committee, which (among other things) performs functions similar to a nominating committee, operates pursuant to a written charter that is available on our website under the Governance section at www.westerndigital.com and is also available in print to any stockholder who delivers a written request to our Secretary at our principal executive offices. As described in further detail in the written charter of the Governance Committee, the key responsibilities of the Governance Committee include: (1) evaluating and recommending to the Board of Directors the size and composition of the Board of Directors and the size, composition and functions of the

Board of Directors committees; (2) developing and recommending to the Board of Directors a set of criteria for membership; (3) identifying, evaluating, attracting, and recommending director candidates for membership on the Board of Directors, including directors for election at the annual meeting of stockholders; (4) making recommendations to the Board of Directors on such matters as the retirement age, tenure and resignation of directors; (5) managing the Board of Directors performance review process and reviewing the results with the Board of Directors on an annual basis; (6) overseeing the evaluation of the Chief Executive Officer by the Compensation Committee; (7) developing and recommending to the Board of Directors a set of corporate governance principles; and (8) reviewing and making recommendations to the Board of Directors regarding proposals of stockholders that relate to corporate governance.

Whenever a vacancy occurs on our Board of Directors, the Governance Committee is responsible for identifying and attracting one or more candidates to fill that vacancy, evaluating each candidate and recommending a candidate for selection by the full Board of Directors. In addition, the Governance Committee is responsible for recommending nominees for election or re-election to the Board of Directors at each annual meeting of stockholders. The Governance Committee is authorized to use any methods it deems appropriate for identifying candidates for Board of Directors membership, including considering recommendations from stockholders. The Governance Committee is authorized to engage outside search firms to identify suitable candidates, but did not engage any third party for this purpose during fiscal 2007.

While the Governance Committee has no specific minimum qualifications in evaluating a director candidate, the Governance Committee has adopted a policy regarding critical factors to be considered in selecting director nominees which include: the nominee’s personal and professional ethics, integrity and values; the nominee’s intelligence, judgment, foresight, skills, experience (including understanding of marketing, finance, our technology and other elements relevant to the success of a company such as ours) and achievements, all of which the Governance Committee views in the context of the overall composition of the Board of Directors; the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; having a majority of independent directors on the Board of Directors; and representation of the long-term interests of the stockholders as a whole and a diversity of backgrounds and expertise which are most needed and beneficial to the Board of Directors and to Western Digital.

A stockholder may recommend a director candidate to the Governance Committee by delivering a written notice to our Secretary at our principal executive offices and including the following in the notice: (1) the name and address of the stockholder as they appear on our books or other proof of share ownership; (2) the class and number of shares of our common stock beneficially owned by the stockholder as of the date the stockholder gives written notice; (3) a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation or nomination is to be made by the stockholder; (4) the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; (5) the principal occupation or employment of the director candidate; (6) the class and number of shares of our common stock beneficially owned by the director candidate; (7) the consent of the director candidate to serve as a member of our Board of Directors if elected; and (8) any other information required to be disclosed with respect to such director candidate in solicitations for proxies for the election of directors pursuant to applicable rules of the Securities and Exchange Commission. The Governance Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our Board of Directors.

The Governance Committee will evaluate director candidates recommended by stockholders for election to our Board of Directors in the same manner and using the same criteria as used for any other director candidate. If the Governance Committee determines that a stockholder-recommended candidate is suitable for membership on the Board of Directors, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on the Board of Directors or in connection with the next annual meeting of stockholders. Stockholders recommending candidates for consideration by the Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than June 1 of the year of that meeting.

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Governance Committee as described above) must deliver written notice to our Secretary within the time periods set forth on page 54 below under “Stockholder Proposals for 2008” and in the manner further described in Section 2.11 of our Bylaws.

Equity Awards Committee.  During part of fiscal 2007, we also had a standing Equity Awards Committee that our Board of Directors established in March 2005, which most recently consisted of Mr. Shakeel as the sole member. Our Board of Directors eliminated the Equity Awards Committee as a separate committee of our Board of Directors on October 7, 2006. Until this time, our Board of Directors delegated to the Equity Awards Committee limited authority to approve and establish the terms of stock options, restricted stock and restricted stock unit awards granted to eligible participants under our 2004 Performance Incentive Plan. Among other things, our Board of Directors required that all recipients of awards approved by the Equity Awards Committee be employees on our payroll or the payroll of one of our subsidiaries as of the grant date and could not include our executive and Section 16 officers. The Equity Awards Committee had limited discretion to specify the terms and conditions of awards it approved, subject to guidelines pre-established by our Board of Directors. Further, our Board of Directors specified a maximum number of shares of our common stock that could be subject to awards approved by the Equity Awards Committee to any one individual or during any six-month period. The Board of Directors also required the Equity Awards Committee to report periodically to the Compensation Committee of our Board of Directors.

Meetings and Attendance

During fiscal 2007, there were 17 meetings of the Board of Directors, 24 meetings of the Audit Committee, 16 meetings of the Compensation Committee, four meetings of the Governance Committee, and two meetings of the Executive Committee. Each of the directors attended 75% or more of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the period that he or she served in fiscal 2007.

Our Board of Directors strongly encourages each director to attend our annual meeting of stockholders. All of our directors attended last year’s annual meeting of stockholders.

Communicating with Directors

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors, or to individual directors or groups of directors. In addition, interested parties may communicate with our non-executive Chairman of the Board (who presides over executive sessions of the non-management directors) or with the non-management directors as a group. The Board of Directors recommends that stockholders and other interested parties initiate any communications with the Board of Directors (or individual directors or groups of directors) in writing and send them in care of our Secretary. These communications should be sent by mail to Raymond M. Bukaty, Secretary, Western Digital Corporation, 20511 Lake Forest Drive, Lake Forest, California 92630-7741. This centralized process will assist the Board of Directors in reviewing and responding to stockholder and interested party communications in an appropriate manner. The name of any specific intended Board of Directors recipient or recipients should be clearly noted in the communication (including whether the communication is intended only for our non-executive Chairman of the Board or for the non-management directors as a group). The Board of Directors has instructed the Secretary to forward such correspondence only to the intended recipients; however, the Board of Directors has also instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and not to forward any items deemed to be of a purely commercial or frivolous nature (such as spam) or otherwise obviously inappropriate for the intended recipient’s consideration. In such cases, the Secretary may forward some of the correspondence elsewhere within Western Digital for review and possible response.

Director Compensation

Director Compensation Table for Fiscal 2007

The table below summarizes the compensation paid to or earned by each of our directors in fiscal 2007 who is not also a named executive officer. Mr. Coyne, Mr. Shakeel and Mr. Massengill were each also one of our named executive officers during fiscal 2007 and information regarding the compensation paid to or earned by them in fiscal 2007 is presented below in the “Summary Compensation Table — Fiscal 2007” and the related explanatory tables. As our employees, Mr. Coyne, Mr. Shakeel and Mr. Massengill did not receive any additional compensation for their services as a director; however, Mr. Massengill became eligible for and received compensation as a director during fiscal 2007 after his employment with us ended on January 1, 2007.

	Fees Earned or Paid		Stock Awards	Option Awards	All Other
	in Cash ($)(1)		($)(2)(3)	($)(4)(5)	Compensation	Total ($)

Peter D. Behrendt	117,420		86,839	65,586	—	269,845
Kathleen A. Cote	139,920		86,839	65,586	—	292,345
Henry T. DeNero	162,420		86,839	65,586	—	314,845
William L. Kimsey	137,420		153,499	165,780	—	456,699
Michael D. Lambert	132,420		106,837	79,313	—	318,570
Roger H. Moore	124,920		86,839	65,586	—	277,345
Thomas E. Pardun	172,420	(6)	86,839	65,586	—	324,845

(1)	For a description of the fees earned by the non-employee directors during fiscal 2007, see the disclosure under “Non-Employee Director Fees” below.

(2)	The amounts shown are the compensation costs recognized in our financial statements for fiscal 2007 related to restricted stock units awarded to each of our non-employee directors in fiscal 2007 and prior years, to the extent we recognized compensation cost in fiscal 2007 for such awards in accordance with the provisions of SFAS 123R. These costs were calculated based on the closing market price of our common stock on the respective grant dates and the other assumptions described in Note 8 in the Notes to Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K but exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of our non-employee directors during fiscal 2007.

(3)	Each of the non-employee directors automatically received an award of 4,887 restricted stock units on January 1, 2007 in accordance with our Non-Employee Director Restricted Stock Unit Grant Program described below under “Non-Employee Director Equity Awards.” The grant date fair value of each of these awards was $99,988. See footnote (2) above for the assumptions used to value these awards.

In addition, the following table presents the aggregate number of outstanding stock awards held by each of our non-employee directors on June 29, 2007:

	Aggregate Number of	Aggregate Number of
	Unvested Restricted	Deferred
Name	Stock Units(a)	Stock Units(b)

Peter D. Behrendt	14,787	2,120
Kathleen A. Cote	14,787	31,309
Henry T. DeNero	14,787	45,487
William L. Kimsey	14,787	4,828
Michael D. Lambert	14,787	—
Roger H. Moore	14,787	57,567
Thomas E. Pardun	14,787	19,851

(a)	For each non-employee director, this amount consists of (i) 4,887 restricted stock units granted on January 1, 2007 that are payable in an equivalent number of shares of our common stock on their January 1, 2010 vest date, (ii) 5,373 restricted stock units granted on January 1, 2006 that are payable in an equivalent number of shares of our common stock on their January 1, 2009 vest date, and (iii) 4,527 restricted stock units granted on January 1, 2005 that are payable in cash within 15 days of their January 1, 2008 vest date in an amount equal to the product of the number of vested restricted stock units and the preceding 45-day average trading price of our common stock as of the vest date (not to exceed 200% of the value of the restricted stock units on their grant date, or $88,095). These restricted stock unit awards were each granted under our Non-Employee Director Restricted Stock Unit Grant Program, as in effect on the grant date of the award and as further described below under “Non-Employee Director Equity Awards.”

For Mr. Behrendt, Ms. Cote and Mr. DeNero, this amount includes certain unvested restricted stock units, the payment of which the non-employee director has elected to defer until after the vesting date in accordance with our Deferred Compensation Plan, as follows: Mr. Behrendt (3,761 restricted stock units), Ms. Cote (5,373 restricted stock units) and Mr. DeNero (4,887 restricted stock units). For a description of our Deferred Compensation Plan as it applies to compensation deferred by our non-employee directors, see “Deferred Compensation Plan for Non-Employee Directors” below.

(b)	For each non-employee director, this amount consists of stock units that the director has elected to defer pursuant to our Non-Employee Directors Stock-for-Fees Plan and our Deferred Compensation Plan in lieu of all or a portion of annual retainer or meeting fees received by the director during the year of the election. The deferred stock units are fully vested and are payable in an equivalent number of shares of our common stock on the payment date in accordance with the non-employee director’s deferral election. For a description of the Non-Employee Directors Stock-for-Fees Plan, see “Non-Employee Director Fees” below.

(4)	The amounts shown are the compensation costs recognized in our financial statements for fiscal 2007 related to stock options granted to each of our non-employee directors in fiscal 2007 and prior years, to the extent we recognized compensation cost in fiscal 2007 for such awards in accordance with the provisions of SFAS 123R. These award fair values were calculated in accordance with the assumptions described in Note 8 in the Notes to Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K but exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of our non-employee directors during fiscal 2007.

(5)	On February 6, 2007, pursuant to our Non-Employee Director Option Grant Program described below under “Non-Employee Director Equity Awards,” our Board of Directors approved a grant to each of our non-employee directors of a non-qualified stock option to purchase 9,185 shares of our common stock. Each stock option has a per-share exercise price of $19.09, which is equal to the closing market price of a share of our common stock on the grant date. The grant date fair value of each of these awards was $74,264. See footnote (4) above for the assumptions used to value these awards.

In addition, the following table presents the aggregate number of outstanding options held by each of our non-employee directors on June 29, 2007:

	Aggregate Number of Securities
	Underlying Stock Options
	Vested and
Name	Exercisable (#)	Unvested (#)	Total (#)

Peter D. Behrendt	62,188	21,997	84,185
Kathleen A. Cote	29,688	21,997	51,685
Henry T. DeNero	49,688	21,997	71,685
William L. Kimsey	35,625	21,997	57,622
Michael D. Lambert	54,688	21,997	76,685
Roger H. Moore	49,688	21,997	71,685
Thomas E. Pardun	54,688	21,997	76,685

(6)	Includes $130,000 of annual director fees earned during fiscal 2007 that Mr. Pardun elected to defer in accordance with our Deferred Compensation Plan. For a description of our Deferred Compensation Plan as it applies to compensation deferred by our non-employee directors, see “Deferred Compensation Plan for Non-Employee Directors” below.

Non-Employee Director Fees

Annual Retainer and Committee Retainer Fees.  The following table sets forth the schedule of the annual retainer and committee membership fees for each non-employee director, as approved by the Board of Directors on February 5, 2007 and made retroactive to January 1, 2007:

	Fiscal 2007 Fees	Fiscal 2007 Fees
	(Effective After	(Effective Prior to
Type of Fee	January 1, 2007)	January 1, 2007)

Annual Retainer	$75,000	$75,000
Lead Independent Director Retainer	$20,000	N/A
Non-Executive Chairman of Board Retainer	$100,000	N/A
Additional Committee Retainers
• Audit Committee	$10,000	$5,000
• Compensation Committee	$5,000	N/A
• Governance Committee	$2,500	N/A
Additional Committee Chairman Retainers
• Audit Committee	$15,000	$10,000
• Compensation Committee	$10,000	$5,000
• Governance Committee	$7,500	$5,000

The retainer fee to our lead independent director referred to above is paid only if our Chairman of the Board is one of our employees. The annual retainer fees are generally paid on January 1 of each year, except that the retainer to our Chairman of the Board or to our lead independent director is paid in equal installments at the beginning of each calendar quarter.

In addition to the retainer fees provided to our non-employee directors described above, on May 3, 2007 our Board of Directors approved a special cash payment of $10,000 to each of Ms. Cote and Mr. Kimsey, $20,000 to Mr. DeNero and $10,000 to Mr. Pardun. Our Board approved the additional payments to Ms. Cote, Mr. Kimsey and Mr. DeNero in recognition of the significant time and effort expended by such individuals as members of a Special Committee of our Board of Directors that was formed in fiscal 2007 to conduct a voluntary review of our historical stock option grants. Our Board approved the additional payment to Mr. Pardun in recognition of his additional efforts as our lead independent director during the first and second quarters of fiscal 2007 in connection with certain succession planning and corporate governance matters.

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board of Directors or committee meeting; however, since November 2005, non-employee directors no longer receive a separate fee for each Board of Directors or committee meeting they attend.

Non-Employee Directors Stock-for-Fees Plan.  Under our Amended and Restated Non-Employee Directors Stock-for-Fees Plan, each non-employee director may elect prior to any calendar year to receive shares of our common stock in lieu of any or all of (1) the annual retainer fee(s) otherwise payable to him or her in cash for that calendar year, and/or (2) any meeting attendance fees otherwise payable to him or her in cash for that calendar year. We determine the number of shares of common stock payable to a non-employee director under the Non-Employee Directors Stock-for-Fees Plan by dividing the amount of the cash fee the director would have otherwise received by the closing market price of a share of our common stock on the date the cash fee would have been paid.

At the time of the election for a calendar year under our Non-Employee Directors Stock-for-Fees Plan, we also permit each non-employee director to defer receipt of any shares he or she has elected to receive in lieu of annual retainer or meeting fees otherwise payable to the director. See “Deferred Compensation Plan for Non-Employee Directors” below for a further discussion of the material terms of our Deferred Compensation Plan as it applies to compensation deferred by our non-employee directors.

We are authorized to issue a maximum of 400,000 shares of our common stock under the Non-Employee Directors Stock-for-Fees Plan, subject to adjustments for stock splits and similar events. The Board of Directors has the power to suspend, discontinue or, subject to stockholder approval if required by applicable law or regulation, amend the Non-Employee Directors Stock-for-Fees Plan at any time.

In fiscal 2007, none of our non-employee directors made an election to receive shares of our common stock in lieu of annual retainer fees otherwise payable to the director for the year.

Non-Employee Director Equity Awards

Non-Employee Director Option Grant Program.  Pursuant to our Non-Employee Director Option Grant Program adopted by our Board of Directors under our 2004 Performance Incentive Plan, we grant each non-employee director upon initial election or appointment to the Board of Directors an option to purchase a number of shares of our common stock that produces an approximate value for the option grant (using a Black-Scholes valuation as of the time of grant) equal to $300,000 on the grant date. Effective August 23, 2007, we also grant each member of the Board upon first becoming a non-employee director by virtue of retiring or otherwise ceasing to be employed by us an option to purchase a number of shares of common stock that produces an approximate value for the option grant (using a Black-Scholes valuation as of the time of grant) equal to $100,000. In addition, after a non-employee director joins the Board of Directors, immediately following each annual meeting of stockholders if he or she has been re-elected as a director at that annual meeting, the non-employee director will receive an option to purchase a number of shares of our common stock that produces an approximate value for the option grant (using a Black-Scholes valuation as of the time of grant) equal to $100,000 on the grant date.

The per-share exercise price of stock options granted under our Non-Employee Director Option Grant Program equals the closing market price of a share of our common stock on the date of grant, and the options vest over a period of four years, with 25% vesting on the first anniversary of the grant date and 6.25% vesting at the end of each three-month period thereafter. In addition, except as described in the next sentence, all stock options granted under the Non-Employee Director Option Grant Program have a ten year term and vested stock options will remain exercisable until the earlier of one year following the date the director ceases to be a director or the expiration date of the stock option. In the event the director retires after four years of service, all stock options granted to the director will immediately vest and will be exercisable by the director until the earlier of (i) three years after the director’s retirement or (ii) the expiration of the original term of the option, provided that, for stock options granted after November 2006, the director has also performed at least twelve months of service for us after the grant of the option. In addition, if the director renders services to any of our competitors after ceasing to be a member on our Board, all outstanding stock options held by the director will immediately terminate and we will have the right to recover any profits realized by the director during the prior six-month period. Shares of common stock that we issue upon the exercise of stock options granted under the Non-Employee Director Option Grant Program are subject to the applicable share limits specified in our 2004 Performance Incentive Plan.

Non-Employee Director Restricted Stock Unit Grant Program.  Our Board of Directors has adopted a Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan pursuant to which our non-employee directors automatically receive an award of restricted stock units on January 1 of each year equal in value to $100,000 (based on the closing market value of an equivalent number of shares of our common stock on the grant date). We award non-employee directors who are newly elected or appointed to the Board of Directors after January 1 of a given year a prorated award of restricted stock units for that year and, effective August 23, 2007, we also award members of our Board a prorated award of restricted stock units upon first becoming a non-employee director by virtue of retiring or otherwise ceasing to be employed by us after January 1 of a given year. Each award of restricted stock units represents the right to receive an equivalent number of shares of our common stock on its vest date.

All restricted stock units vest 100% on the third anniversary of the grant date. However, if a director served as a director for at least 48 continuous months when the director ceases to be a director, all unvested restricted stock units will vest immediately upon the director’s termination, provided that, for restricted stock unit awards made after November 2006, the director has also performed at least twelve months of service for us after the grant of the restricted stock unit. If a director ceases to be a director for any reason (except removal) prior to meeting the eligibility requirements for accelerated vesting discussed above, then all of the unvested restricted stock units granted in the first twelve months prior to termination will terminate without vesting, 1/3 of all unvested restricted stock units granted within the second twelve-month period prior to termination will immediately vest and become payable, and 2/3 of all unvested restricted stock units granted within the third twelve-month period prior to termination will immediately vest and become payable. If dividends are paid prior to the vesting and payment of any restricted stock units granted to our non-employee directors, the director is credited with additional restricted stock units as dividend equivalents that are subject to the same vesting requirements as the underlying restricted stock units. Shares of common stock issued in respect of the Non-Employee Director Restricted Stock Unit Grant Program are subject to the applicable share limits specified in our 2004 Performance Incentive Plan.

Director Stock Ownership Guidelines.  Our Board of Directors has established stock ownership guidelines for our directors. By November 18, 2009 or within three years of joining the Board, whichever occurs later, each director must own and continue to maintain at least 15,000 shares of our common stock. Common stock purchased on the open market, common stock obtained through option exercises, restricted stock units, deferred stock units and common stock beneficially owned by the director by virtue of being held in a trust, by a spouse or by the director’s minor children count toward the stock ownership requirement.

Deferred Compensation Plan for Non-Employee Directors

For each calendar year, we permit each non-employee director to defer payment of between a minimum of $2,000 and a maximum of 100% of any cash compensation to be paid to the director during that calendar year in accordance with our Deferred Compensation Plan. If a director has elected to receive common stock pursuant to our Non-Employee Directors Stock-for-Fees Plan in lieu of annual retainer or meeting fees otherwise payable to the director, the director is also permitted to make a deferral election with respect to such common stock. In that event, we credit deferred stock units to the director’s deferred compensation account in an amount equal to the cash fee the director would have otherwise received by the closing market price of a share of our common stock on the date the cash fee would have been paid. The deferred stock units carry no voting or dividend rights.

We also permit non-employee directors to defer receipt of any restricted stock units awarded under our Non-Employee Director Restricted Stock Unit Grant Program beyond the vesting date of the award. Restricted stock units and other amounts deferred in cash by a director are generally credited and payable in the same manner as amounts deferred by our executive officers and other participants in our Deferred Compensation Plan as further described below under “Executive Compensation — Non-Qualified Deferred Compensation — Fiscal 2007” beginning on page 40 below.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

When we refer to our “executives” or “executive officers” in this section, we mean our named executive officers listed in the “Summary Compensation Table — Fiscal 2007” below.

Executive Compensation Overview

Overview

Our executive compensation program is administered by our Compensation Committee. The Compensation Committee is responsible for approving all elements of compensation for our executive officers. Mr. Coyne, our Chief Executive Officer, makes recommendations to the Compensation Committee regarding the base salary, bonuses, equity award levels and other incentive compensation to our other executive officers. In addition, from time to time, the Compensation Committee may confer with other members of our Board of Directors in determining the compensation of Mr. Coyne and our other executive officers. The Compensation Committee considers all recommendations with respect to compensation to our executive officers; however, the Compensation Committee is solely responsible for making the final decision regarding compensation to our executive officers.

Compensation Philosophy

Our compensation philosophy for our executive officers is based on the belief that the interests of our executives should be closely aligned with those of our stockholders. To support this philosophy, a large portion of each executive officer’s compensation is placed at risk and linked to the accomplishment of specific results that are expected to lead to the creation of short-term and long-term value for our stockholders. Our compensation policies and programs are designed to:

•	attract, develop, reward and retain highly qualified and talented individuals;

•	motivate executives to improve the overall performance and profitability of our company as a whole as well as the business group for which each executive is responsible, and reward executives when specific measurable results have been achieved;

•	encourage accountability by determining salaries and incentive awards based on each executive’s individual performance and contribution;

•	tie incentive awards to financial and non-financial metrics that drive the performance of our common stock over the long term to further reinforce the linkage between the interests of our stockholders and our executives; and

•	ensure compensation levels are both externally competitive and internally equitable.

Elements of Compensation

Our current executive compensation program consists of several compensation elements. We believe that each of these elements helps us to achieve one or more of the compensation objectives specified above. The elements of our current executive compensation program are:

•	annual cash compensation, consisting of salary and bonus;

•	long-term incentive compensation, consisting of stock options, restricted stock units and long-term performance cash awards;

•	post-employment compensation, consisting of retirement benefits, our deferred compensation program and severance and other benefits upon termination of employment; and

•	perquisites and other benefits.

The Compensation Committee’s practice is to consider all elements of compensation and our compensation philosophy when determining the appropriate level and mix of each element of compensation for our executive officers. While the Compensation Committee follows general guidelines in setting compensation for our executives, as described in more detail below, members of the Compensation Committee use their experience and judgment in determining the specific level and mix of compensation for each of our executive officers.

The Compensation Committee reviews compensation to our executive officers on an annual basis and at the time of hiring, a promotion or other change in responsibilities. The Compensation Committee’s annual review typically occurs in late Summer or early Fall of each year and, in fiscal 2007, this review commenced in August 2006 and continued during the Compensation Committee’s meeting in November 2006. The annual review by the Compensation Committee consists of a review of all elements of total annual cash compensation and long-term incentive compensation for the executive officers.

Compensation Consultant and Peer Group Benchmarking

Compensation Consultant

The Compensation Committee’s practice has been to retain compensation consultants to provide objective advice and counsel to the Compensation Committee on all matters related to the compensation of our executive officers and our compensation programs generally, including advising on trends in executive compensation and assisting the Compensation Committee in assessing competitive pay levels and the appropriate mix of compensation elements.

In August 2005, the Compensation Committee retained Mercer Human Resources Consulting as its compensation consultant. The Compensation Committee’s relationship with Mercer is reviewed annually and has continued in fiscal 2007 with Mercer attending all meetings of the Compensation Committee held during the year.

Compensation Benchmarks

To assist the Compensation Committee in assessing the competitiveness of compensation levels and the appropriate mix of compensation elements to our executive officers, Mercer provides comparative market data on compensation practices and programs as well as guidance on industry best practices. In general, the market data is collected from independent published surveys for similarly-sized companies and from public filings of a group of peer companies in the high-technology industry.

The Compensation Committee, with guidance from Mercer, determines the composition of our peer group and reevaluates this group on an annual basis. For fiscal 2007, our peer group consisted of 19 U.S.-based technology companies of comparable size and performance to us. Most of the companies included in our peer group are also included in the Dow Jones U.S. Technology, Hardware and Equipment Index. Below is a list of the companies in our peer group in fiscal 2007:

Peer Group Companies
Advanced Micro Devices, Inc.	National Semiconductor Corp.
Analog Devices, Inc.	Network Appliance Inc.
Applied Materials Inc.	Nvidia Corp.
Broadcom Corp.	ON Semiconductor Corporation
EMC Corporation	Qualcomm
Freescale Semiconductor	SanDisk Corporation
Gateway Inc.	Seagate Technology
Lexmark International Group Inc.	Spansion Inc.
LSI Logic Corporation	Texas Instruments Incorporated
Micron Technology Inc.

On at least an annual basis, Mercer surveys market data as well as compensation data from our peer group companies and benchmarks the compensation paid to our executive officers. This benchmarking information is used by the Compensation Committee to help determine the level and appropriate mix of total annual cash compensation and long-term incentive compensation to our executive officers. Mercer also periodically advises the Compensation Committee on industry and best practices involving post-employment compensation as well as perquisites and other benefits to our executive officers.

As stated above, the Compensation Committee does not use a specific formula to set compensation for our executive officers. However, the intent of the Compensation Committee is to provide a total direct compensation opportunity for executive officers that is at or above median, but with an above-average amount of the total direct compensation opportunity at risk and dependent upon our performance. As a result, total annual cash compensation and the grant value of long-term incentive compensation, when combined, are generally targeted at or above the median of the total direct compensation levels for comparable jobs in the marketplace based on survey and peer group data. Individual executives may vary from this positioning based on their experience, expertise, importance of the role at our company relative to other companies, and potential for future performance, among other factors. In addition, depending upon the executive’s individual and business group performance as measured against financial and/or non-financial goals established by the Compensation Committee, amounts paid under our equity and non-equity incentive compensation programs may lead to total direct compensation levels that are lower or higher than the targeted total direct compensation levels for comparable jobs.

On a cumulative basis, the total direct compensation to our executive officers in fiscal 2007 was generally consistent with our intended pay strategy.

Employment Agreements

The Compensation Committee does not have an established policy for entering into employment agreements with executive officers. Generally, absent other factors, the Compensation Committee’s intent is to retain the flexibility to review and adjust compensation to our executives on at least an annual basis. In certain circumstances, however, we have entered into employment agreements with our executive officers where we determined that the retention of the executive during the term of the agreement was critical to our future success. In these cases, we typically agree to fix some or all of the executive’s compensation for the term of the agreement.

In August 2005, in connection with Mr. Shakeel’s succession of Mr. Massengill as our Chief Executive Officer on October 1, 2005, we entered into employment agreements with each of Mr. Massengill and Mr. Shakeel. These agreements fixed base salary, the semi-annual target bonus award under our Incentive Compensation Plan and other long-term incentive compensation to each of Mr. Massengill and Mr. Shakeel for the term of these agreements. On October 31, 2006, in connection with Mr. Shakeel’s decision to relinquish his role as Chief Executive Officer, we amended our employment agreement with Mr. Shakeel to accelerate its termination date as well as to modify the terms of certain equity awards to Mr. Shakeel. At the same time, we entered into an employment agreement with Mr. Coyne that provided for his promotion to Chief Executive Officer on January 2, 2007 and his continued employment in that capacity through January 1, 2012. Pursuant to this agreement, the Compensation Committee fixed the base salary and semi-annual target bonus award under our Incentive Compensation Plan to Mr. Coyne for the term of the agreement and provided for the award of certain long-term incentive compensation to Mr. Coyne as well as Mr. Coyne’s participation in our employee benefit plans on terms consistent with those applicable to our other executives.

In each case, in consultation with Mercer, the Compensation Committee considered its overall compensation philosophy and objectives in setting the compensation of each of Mr. Coyne, Mr. Shakeel and Mr. Massengill during the term of their respective employment agreements, while also attempting to structure the agreements in a manner so as to motivate the executives and encourage their continued service during the full term of the agreements. The material terms of these employment agreements are described in further detail under “Description of Compensation for Named Executive Officers” beginning on page 33.

2007 Executive Compensation Program Elements

Total Annual Cash Compensation

Total annual cash compensation consists of base salary and semi-annual cash bonuses under our Incentive Compensation Program.

Base Salary

Base salary levels for our executive officers are determined by the Compensation Committee and are generally targeted at the median of base salaries paid to similarly situated executives at comparable companies based on market and peer group data, which the Compensation Committee believes to be the threshold salary level needed to attract and retain talented executives. However, base salaries of individual executive officers can and do vary from this salary benchmark based on a review of such factors as the competitive environment, our financial performance, the executive’s experience level and scope of responsibility, and the overall need and desire to retain the executive in light of current performance, future performance, future potential and the overall contribution of the executive. The Compensation Committee exercises its judgment based on all of these factors in making its decisions. No specific formula is applied to determine the weight of each criterion.

Base salaries for our executive officers are reviewed annually and at the time of a promotion or other change in responsibilities. During fiscal 2007, as discussed above, Mr. Shakeel and Mr. Massengill were both parties to employment agreements with us that provided for an annual base salary of $800,000 to be paid through their last day of employment with us — January 1, 2007 for Mr. Massengill and June 29, 2007 for Mr. Shakeel. In addition, pursuant to the employment agreement we entered into with Mr. Coyne on October 31, 2006 and in recognition of Mr. Coyne’s promotion to Chief Executive Officer, the Compensation Committee approved an increase in Mr. Coyne’s annual base salary from $650,000 to $800,000.

The Compensation Committee reviewed the base salaries paid to all other continuing executive officers during its annual review in August 2006. Consistent with the compensation objectives described above, the Compensation Committee believes that, absent other factors, a substantial proportion of total direct compensation for our executive officers should be performance-based, equity-based and/or long-term in nature, in order to more effectively motivate and reward the executive for achieving specific financial and non-financial results and to further reinforce the linkage between the interests of our executives and our stockholders. As a result, in connection with its annual review, the Compensation Committee determined that no change would be made to the base salaries paid to Mr. Bukaty and Dr. Moghadam. After reviewing market and peer group data, the Compensation Committee approved a 12.5% increase that raised Mr. Milligan’s base salary from $400,000 to $450,000 effective November 2006.

In addition, in March 2007, the Compensation Committee established the base salary of Mr. Leyden, who joined us on May 7, 2007 as Executive Vice President, Finance and succeeded Mr. Milligan as Chief Financial Officer on September 1, 2007. Following a review of appropriate market and benchmarking data, a consideration of Mr. Leyden’s experience level, expected responsibilities and future potential contributions and consistent with the Compensation Committee’s overall compensation objectives, the Compensation Committee determined that it was appropriate to establish Mr. Leyden’s base salary at $409,000.

Semi-Annual Incentive Compensation

Our Incentive Compensation Program, or ICP, formally links cash bonuses for executive officers and other participating employees to our semi-annual financial performance as well as other discretionary factors, including non-financial and strategic operating objectives, business and industry conditions and individual and business group performance. We believe that the ICP is a valuable component of our overall compensation program because it motivates our executives to achieve specified financial and non-financial goals that help to drive our overall financial performance. The ICP also encourages accountability by rewarding executives based both on the actual financial performance achieved as well as other discretionary factors such as individual and business group performance.

The Compensation Committee establishes target awards under the ICP for each executive officer that are expressed as a percentage of the executive’s semi-annual base salary and that are based on the executive’s position and responsibility. These target awards are reviewed annually by the Compensation Committee as part of its compensation review and at the time of hiring, a promotion or other change in responsibilities, and may be increased based on the executive’s performance and/or market factors. ICP target awards are structured to meet the total annual cash compensation targets discussed above if the applicable performance targets are met.

During fiscal 2007, Dr. Moghadam was the only executive officer to receive an adjustment in his ICP target award, which increased from 65% of his semi-annual base salary to 75% of his semi-annual base salary in order to better align his target award with those of our other executive officers. The target award for each of Mr. Bukaty and Mr. Milligan remained 75% of his semi-annual base salary and the target award for each of Mr. Coyne, Mr. Shakeel and Mr. Massengill remained 100% of his semi-annual base salary, except that Mr. Massengill was eligible for and received a bonus payment under the ICP only for the first half of fiscal 2007, at which time his employment ended. In addition, in connection with our hiring of Mr. Leyden, the Compensation Committee established an ICP target award for Mr. Leyden at 75% of his semi-annual base salary. The Compensation Committee believes that the level of these ICP target awards continues to result in targeted total annual cash compensation consistent with our compensation philosophy and objectives discussed above.

Under the ICP, prior to commencement of each semi-annual performance period under our ICP, the Compensation Committee establishes specific operating and/or financial performance goals to correspond to specific achievement percentages ranging between 0% and 200%. At the end of each semi-annual period, the Compensation Committee assigns a company achievement percentage ranging between 0% to 200% based on its evaluation of our actual performance as measured against the pre-established operating and/or financial performance goals. For both the first half and second half of fiscal 2007, the Compensation Committee selected earnings per share as the financial performance goal and established specific earnings per share goals to correspond to specific achievement percentages ranging between 0% and 200%. In addition, for the first half of fiscal 2007, the Compensation Committee established an additional revenue objective as a threshold target for funding of the ICP.

We believe that disclosure of the specific performance goals that our Compensation Committee sets under our ICP every six months would cause us competitive harm because disclosure would both highlight our view of the dynamics that exist in the marketplace during any given six-month period and shed light on the operational or financial priorities which we had set in response to those dynamics. Disclosing the specific performance goals under our ICP for the first and second halves of fiscal year 2007 would cause us competitive harm because the disclosure would indicate trends with respect to our internal goal-setting strategies for growing our earnings per share. In each case, the goals the Committee set during the past fiscal year were at levels intended to be challenging so as to motivate our executives and the other participants in our ICP to perform at a high level to help us achieve one or more of our established financial objectives for the relevant period.

At the end of the applicable performance period, the Compensation Committee determines the company achievement percentage that we attained during the semi-annual period based upon our performance against the established operating and/or financial performance goals. In its discretion and based upon the recommendation of the Chief Executive Officer, the Compensation Committee may adjust the company achievement percentage upward or downward according to our overall achievement of other key non-financial and strategic operating objectives as well as changes in the business and industry that occur during the performance period and how well we and our executive officers were able to adapt to those changes. The company achievement percentage, as adjusted by the Compensation Committee, is referred to as the company funding percentage and determines the overall funding level for bonus payments to our executives for the applicable semi-annual performance period.

Actual bonus amounts to the executive officers for each semi-annual performance period under the ICP are calculated as follows and are subject to further adjustment based on individual performance as described below:

Semi-annual ICP Bonus Amount	=	Semi-annual Salary	x	ICP Target Percentage	x	Company Funding Percentage

Following determination of the ICP bonus amount for the applicable semi-annual period, the Compensation Committee reserves the discretion to further adjust the bonus payment to an executive officer based upon his individual and business group performance. For the Chief Executive Officer, any adjustments are made by the Compensation Committee depending upon the Chief Executive Officer’s performance against performance goals established by the Compensation Committee. For the other executive officers, any adjustments are made by the Compensation Committee, taking into account the recommendation of the Chief Executive Officer, based upon individual performance goals developed by the Chief Executive Officer with input from the executive that are intended to focus the executive’s attention on the achievement of financial and other business objectives within his individual area of responsibility and management.

For the first half of fiscal 2007, after evaluating our performance against the pre-established earnings per share goals and after adjusting the resulting company achievement percentage in response to our progress towards key strategic objectives as well as changes in the business and industry that occurred during the performance period, the Compensation Committee approved a company funding percentage for the ICP for our executive officers of 150%. The Compensation Committee did not exercise any additional discretion in the payment of bonuses to our executive officers under the ICP for the first half of fiscal 2007. The following table summarizes the bonus payments to each of the executive officers for the first half of fiscal 2007:

Name	ICP Award

John F. Coyne	$487,500
Arif Shakeel	600,000
Matthew E. Massengill	600,000
Stephen D. Milligan	233,005
Raymond M. Bukaty	225,000
Hossein M. Moghadam	225,000

For the second half of fiscal 2007, after evaluating our performance against the pre-established earnings per share goals and after adjusting the resulting company achievement percentage in response to business conditions and our progress towards key strategic objectives, the Compensation Committee approved a company funding percentage for the ICP for our executive officers of 100%. The Compensation Committee did not exercise any additional discretion in the payment of bonuses to our executive officers under the ICP for the second half of fiscal 2007, except that the bonus paid to Mr. Leyden represents only a pro-rata award based on the period that he was employed by us during the performance period. The following table summarizes the bonus payments to each of the executive officers for the second half of fiscal 2007:

Name	ICP Award

John F. Coyne	$400,000
Arif Shakeel	400,000
Stephen D. Milligan	168,750
Timothy M. Leyden	46,865
Raymond M. Bukaty	150,000
Hossein M. Moghadam	150,000

Long-Term Incentive Compensation

Long-Term Incentive Compensation Elements

Long-term incentive compensation to our executive officers consists of stock options, restricted stock units and long-term performance cash awards that are each awarded under our 2004 Performance Incentive Plan.

Stock Options.  We believe that stock options serve as an effective means to motivate our executives to contribute to the long-term growth and profitability of our company and thereby create value for our stockholders. Stock options also function as a retention incentive for our executives as they generally vest and become exercisable in periodic installments over a four-year period, contingent upon the executive’s continued employment. Accordingly, each option will provide a return to the executive only to the extent he remains employed with us during the vesting period, and only if the fair market value of the underlying shares appreciates over the vesting period.

Except as otherwise determined by the Compensation Committee, stock options typically vest 25% on the first anniversary of their grant date and 6.25% at the end of each three-month period thereafter until they become fully vested four years after their grant date. Stock options granted prior to May 2007 had a term of ten years and, with respect to grants made after May 2007, stock options will have a seven-year term.

Restricted Stock Units.  Restricted stock units represent the right to receive an equivalent number of shares of our common stock at the time the restricted stock units vest without the payment of an exercise price or other consideration. Like stock options, restricted stock units encourage retention and create stockholder alignment.

Except as otherwise determined by the Compensation Committee, restricted stock units typically vest on the third anniversary of their grant date, except that restricted stock units granted to new hire employees generally vest in substantially equal installments on each of the first, second and third anniversaries of their grant date.

Long-term Performance Cash Awards.  Long-term performance cash awards represent the right to receive a payment of cash at the end of a fixed performance period depending upon our achievement of one or more operating and/or other financial performance goals established by the Compensation Committee. The purpose of the performance cash awards is to focus executives on the achievement of key financial operating objectives over a multi-year period. The total amount payable pursuant to a long-term performance cash award can vary from 0% to 200% of the target award, depending upon our performance against the established performance goals.

As described below, the Compensation Committee selected operating income and revenue as the performance goals for all long-term performance cash awards made in fiscal 2007. Because each long-term performance cash award is tied to our financial performance over an annual or multiple-year period, disclosure of the specific performance goals established by the Compensation Committee pursuant to each of these awards would cause us competitive harm because they could signal to our competitors our future expectations and strategies, including with respect to pricing, market share growth and capital expenditures. However, the performance goals were established at levels that we intended to be challenging. At the time the goals were established, we believed there was substantial uncertainty as to whether the goals would actually be obtained at the established levels. In setting such challenging goals, we believe the long-term performance cash awards help to motivate our executives to improve our overall financial performance and, in doing so, help to drive the performance of our common stock over the long term.

Long-Term Incentive Program

In February 2006, following a review and analysis by Mercer, the Compensation Committee established a long-term incentive program pursuant to which a combination of stock options, restricted stock units and long-term performance cash awards are awarded to our executive officers and other key employees. As part of this long-term incentive program, the Compensation Committee has established long-term incentive guidelines expressed as a percentage of annual salary ranging from a minimum, midpoint and maximum value. The midpoint value of these guidelines is intended to target the executive’s total direct compensation at the median to the 75th percentile of the total direct compensation levels for comparable jobs in the marketplace based on market and peer group data.

These long-term incentive guidelines provide a framework for the Compensation Committee when determining the amount of the awards to each executive under the long-term incentive program. For each of our executive officers other than Mr. Coyne, the actual dollar value of the executive’s long-term incentive awards is determined by the Compensation Committee based upon the recommendation of Mr. Coyne after reviewing the executive’s responsibilities, individual performance, current compensation package, value of unvested equity awards and expected future contributions and value to the company. The Compensation Committee undertakes a similar analysis to determine the dollar value of any long-term incentive award to Mr. Coyne. Once this dollar value is set, approximately 40% is awarded in the form of stock options, 30% is awarded in the form of restricted stock units, and 30% is awarded in the form of a long-term performance cash award. Awards under the long-term incentive program are generally granted on an annual basis.

On November 27, 2006, as part of our long-term incentive program, the Compensation Committee awarded stock options, restricted stock units and long-term performance cash awards to three of our executives and other key employees. Payment of each long-term performance cash award is determined based on our achievement of specified operating income and revenue goals that correspond to specific payment percentages ranging between 0% and 200% for the performance period beginning July 1, 2006 and ending June 27, 2008. Depending upon our achievement of these predetermined performance goals, the cash awards will be paid within a reasonable period of time following the end of our 2008 fiscal year based on a percentage of the target award (ranging from 0% to 200%).

In accordance with the terms of their employment agreements with us, Mr. Massengill, Mr. Shakeel and Mr. Coyne did not participate in our long-term incentive program during fiscal 2007. The long-term incentive awards granted to our other executives in fiscal 2007 are set forth below:

			Long-Term
		Number of Shares	Performance Cash
	Restricted Stock	Underlying Stock	Award (At Target)
Name	Units (#)	Options (#)	($)

Stephen D. Milligan	25,568	56,818	450,000
Raymond M. Bukaty	17,045	37,878	300,000
Hossein M. Moghadam	23,863	53,030	420,000

2007 Special Retention and New Hire Awards

From time to time, the Compensation Committee may also grant stock options, restricted stock units and/or long-term performance cash awards outside of our long-term incentive program to certain new hires as a means to attract and motivate these individuals to accept employment with us as well as to our executives or other key employees in connection with a promotion or as a means to encourage the retention of those employees that are deemed critical to our future success. The purpose of these awards is to attract, motivate and retain critical talent by providing a significant incremental opportunity for capital accumulation and to focus award recipients on increasing the value of our common stock.

On February 6, 2007, the Compensation Committee granted Dr. Moghadam an award of 80,000 restricted stock units that vests 100% on August 6, 2009. This award provides a retention incentive as the units are scheduled to vest 100% on August 6, 2009.

In addition, in connection with our employment of Mr. Leyden to succeed Mr. Milligan as Chief Financial Officer, the Compensation Committee awarded to Mr. Leyden a stock option to purchase 150,000 shares of our common stock, an award of 75,000 restricted stock units and a long-term performance cash award providing for a target cash opportunity of $210,000. The performance cash award corresponds to the performance period beginning June 30, 2007 and ending June 27, 2008 and is subject to our achievement of specified operating income and revenue goals that correspond to specific payment percentages ranging between 0% and 200%.

CEO Succession

In November 2006, we announced Mr. Shakeel’s plans to step down as Chief Executive Officer on January 1, 2007. In connection with this announcement, on October 31, 2006, we entered into an amendment to Mr. Shakeel’s employment agreement pursuant to which Mr. Shakeel agreed to relinquish his position as Chief Executive Officer on January 1, 2007 but to remain employed as a Special Advisor to the Chief Executive Officer through June 29, 2007. As part of this amendment, the Compensation Committee agreed to accelerate to June 29, 2007 the vesting of 817,533 shares of restricted stock previously granted to Mr. Shakeel that were originally scheduled to vest after June 29, 2007. All other stock options and restricted stock awards that were originally scheduled to vest after June 29, 2007 and before January 1, 2008 were cancelled. The Compensation Committee determined that the accelerated vesting of a portion of Mr. Shakeel’s restricted stock awards was appropriate given Mr. Shakeel’s strong track record during his tenure as Chief Executive Officer and the Compensation Committee’s desire to retain his services through June 29, 2007 in order to ensure a smooth transition for Mr. Coyne into the Chief Executive Officer position.

As discussed above, on October 31, 2006, we also entered into an employment agreement with Mr. Coyne to provide for his promotion to Chief Executive Officer on January 2, 2007. A significant portion of the overall compensation that the Compensation Committee approved as part of this agreement was long-term incentive compensation in the form of stock options, restricted stock units and long-term performance cash awards. Given the long-term nature of this agreement, the Compensation Committee believed that structuring Mr. Coyne’s compensation in this way would be an effective means of retaining Mr. Coyne for the term of the agreement and of further motivating him towards improving our overall short-term and long-term financial performance in a manner so as to more effectively align his interests with the interests of our stockholders. For more information on these awards, please see the “Grants of Plan-Based Awards — Fiscal 2007” table and accompanying narrative on page 32 below.

Other Compensation

From time to time, we may award discretionary bonuses to our executives. These bonuses typically take the form of cash retention or sign-on bonuses.

Cash Retention Bonuses

In limited circumstances, we may award cash retention bonuses to executives whose retention is deemed critical to our future success. The purpose of these bonus awards is to retain critical talent by providing these individuals with a significant incentive to remain employed by us through the payment date. These bonus awards typically vest over a multiple-year period and are payable only if the executive is employed on the applicable vesting date.

On September 21, 2004, we entered into a retention agreement with each of Mr. Coyne and Dr. Moghadam. According to these agreements, Mr. Coyne received a cash retention award in the amount of $300,000 and

Dr. Moghadam received a cash retention award in the amount of $450,000. Each award vested and became payable 25% on September 1, 2005, 30% on September 1, 2006 and 45% on September 1, 2007. Although we entered into the retention agreements before Mr. Coyne and Dr. Moghadam were executive officers, these agreements have remained in place since Mr. Coyne and Dr. Moghadam became executive officers.

Sign-on Bonuses

In certain cases, the Compensation Committee may approve the payment of a sign-on bonus in connection with the hiring of a key executive. The Compensation Committee approves these bonuses in circumstances in which it believes they are necessary to attract and motivate a potential key hire to accept employment with us, especially in light of other compensation the individual may relinquish by accepting employment with us. In April 2007, the Compensation Committee approved a sign-on bonus of $75,000 for Mr. Leyden in connection with the commencement of his employment with us. Mr. Leyden is required to repay this sign-on bonus in the event he voluntarily terminates his employment with us prior to being employed for twelve full months.

Post-Employment Compensation

Retirement Benefits

We provide retirement benefits to our executive officers and other eligible employees under the terms of our tax-qualified 401(k) plan. Eligible employees may contribute up to 30% of their annual cash compensation up to a maximum amount allowed by the Internal Revenue Code. We make matching contributions to the 401(k) plan at the rate of 50% of all eligible salary deferrals by the participant, subject to a maximum annual limit of $2,000. These matching contributions vest over a five-year service period. Our executive officers participate in the 401(k) plan on substantially the same terms as our other participating employees. We do not maintain any defined benefit or supplemental retirement plans for our executive officers.

Deferred Compensation Opportunities

Our executives and certain other key employees who are subject to U.S. federal income taxes are eligible to participate in our Deferred Compensation Plan. The Deferred Compensation Plan is intended to promote retention by providing employees with an opportunity to save in a tax-efficient manner. Participants in the Deferred Compensation Plan can elect to defer up to 100% of their base salary, semi-annual cash bonuses under our Incentive Compensation Plan and awards of restricted stock units without regard to the tax code limitations applicable to tax-qualified plans. Amounts deferred in cash are invested in one or more mutual funds or a declared rate fund as selected by the participant, and participants do not receive any additional above-market rates of return on amounts they defer. Payouts under the deferred compensation plan generally commence on a specified date or upon the retirement or death of the participant.

Please see the “Non-Qualified Deferred Compensation — Fiscal 2007” table and related narrative section, “Non-Qualified Deferred Compensation Plan,” on pages 40 and 41 below for a more detailed description of our Deferred Compensation Plan and the deferred compensation amounts that our executives have accumulated under the plan.

Severance and Change in Control Benefits

Our executive officers are eligible to receive certain severance and change in control benefits under various severance plans or agreements with us. These severance and change in control benefits are an important component of each executive’s overall compensation as they help us to attract and retain our key executives. In addition, the change in control benefits we offer are intended to preserve executive productivity and encourage retention at the time of an actual or potential change in control when an executive might otherwise become distracted by his own future or financial situation.

Generally, severance benefits are available to our executives under our Executive Severance Plan. As described in more detail under “Potential Payments Upon Termination or Change in Control” on page 41 below, our executives are generally entitled to severance benefits only in the event of a termination of employment by us without cause.

Our Change of Control Severance Plan provides additional severance protections in the event an executive’s employment is terminated in connection with a change of control transaction. Under this plan, all of our executives are eligible to receive severance benefits if the executive is terminated by us without cause as well as if the executive voluntarily terminates his employment for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place, or breach of the plan by us or any successor) within one year after a change in control or prior to and in connection with, or in anticipation of, a change in control transaction. We believe that voluntary termination for good reason results in a constructive termination of an executive’s employment and is an appropriate trigger event for payment of these benefits because the likelihood of constructive termination increases in a change of control situation.

We are also required under our Change of Control Severance Plan to reimburse our executives for any excise taxes imposed by Section 4999 of the Internal Revenue Code as a result of receiving the severance benefits and for all taxes due on the amount of that reimbursement. This excise tax gross-up provision is intended to preserve the level of change-in-control severance protections that we have determined to be appropriate. We believe this protection is a reasonable part of the compensation package for these executives and generally consistent with industry practice.

We generally do not believe that severance benefits should be paid unless there is an actual or constructive termination of an executive’s employment in connection with or within one year of a change of control transaction. However, under our standard terms and conditions for stock options, restricted stock and restricted stock unit awards to our executive officers, all such awards will immediately vest upon the occurrence of a change in control as defined in our 2004 Performance Incentive Plan. In addition, the standard terms and conditions of long-term performance cash awards to our executive officers provide that the long-term performance cash award will become immediately payable at its target level in the event of a change in control. Although accelerated vesting will occur under these terms whether or not an executive officer’s employment terminates, we believe it is appropriate to fully vest equity and other long-term incentive awards in these change in control situations because such a transaction may effectively end the executive’s ability to realize any further value with respect to the awards.

Please see the “Potential Payments Upon Termination or Change in Control” and “Calculation of Potential Payments upon Termination or Change in Control” sections beginning on page 41 below for a description and quantification of the potential payments that may be made to the executive officers in connection with their termination of employment or a change in control.

Perquisites and Other Benefits

We provide all of our executives other than Mr. Coyne and Mr. Leyden with a variable performance allowance that is paid bi-weekly with the executive’s bi-weekly salary payment. The variable performance allowance is intended to be made in lieu of other various perquisites commonly paid to executives. The amount of this payment increases with position and responsibility. We also provide our executive officers with certain other perquisites, including an additional flex allowance under our benefit program that is primarily intended, but not required, to be used for additional life insurance, reimbursement for financial planning costs, club memberships and expanded health benefits consisting of an allowance for medical and dental care.

In addition, executives are entitled to various other benefits that are available to all employees generally, including:

•	medical, dental and vision insurance;

•	life insurance and disability coverage;

•	eligibility to participate in our Employee Stock Purchase Plan, which is a stockholder-approved, tax-qualified plan that allows employees to purchase shares of our common stock at a discount;

•	paid holidays and other time off with pay; and

•	relocation and moving expenses under certain circumstances.

We believe the perquisites and other benefits provided to our executive officers are generally competitive with the benefit packages offered by companies in our peer group. From time to time, the Compensation Committee may review the benefits against market data to confirm that these benefit programs remain competitive.

Equity Award Guidelines

We recognize that the granting of equity awards presents specific accounting, tax and legal issues. In accordance with equity award guidelines adopted by our Board of Directors, all equity awards to our executives and other employees will be approved and granted only by the Compensation Committee at telephonic or in-person meetings that are scheduled in advance and that occur outside of our established blackout periods. The authority to grant equity awards will not be delegated to any other committee, subcommittee or individual and will not occur by Unanimous Written Consent. It is also our intent that all stock option grants will have an exercise price per share equal to the closing market price of a share of our common stock on the grant date.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and certain other highly compensated executive officers unless certain tests are met. It is our current intention that, so long as it is consistent with our overall compensation objectives and philosophy, executive compensation will be structured so as to be deductible for federal income purposes to the extent reasonably possible. Our 2004 Performance Incentive Plan has been structured so that any taxable compensation derived pursuant to the exercise of stock options approved by the Compensation Committee and granted under that plan should not be subject to the Section 162(m) deductibility limitations. In addition, in most cases, the long-term performance cash awards to our executive officers are intended to be exempt from the Section 162(m) deductibility limitations. Base salaries, bonuses under the ICP, long-term cash retention awards and restricted stock or stock unit awards with time-based vesting do not, however, satisfy all the requirements of Section 162(m) and, accordingly, are not exempt from the Section 162(m) deductibility limitations. Nevertheless, the Compensation Committee has determined that these plans and policies are in our best interests and the best interests of our stockholders since the plans and policies permit us to recognize an executive officer’s contributions as appropriate. The Compensation Committee will, however, continue to consider, among other relevant factors, the deductibility of compensation when it reviews our compensation plans and policies. The Compensation Committee reserves the right to continue to award non-deductible compensation in such circumstances as it deems appropriate.

The following report of our Compensation Committee shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act or to the liabilities of Section 18 of the Securities Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Securities Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Securities Exchange Act.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for our 2007 Annual Meeting of Stockholders and incorporated by reference into our 2007 Annual Report on Form 10-K.

COMPENSATION COMMITTEE*

Michael D. Lambert, Chairman
Roger H. Moore
Thomas E. Pardun

August 22, 2007

*	Our Board of Directors appointed Mr. Pardun as a member of the Compensation Committee on October 30, 2006 to replace Mr. Behrendt who resigned as a member, and as Chairman, of the Compensation Committee on October 7, 2006.

Compensation Committee Interlocks and Insider Participation

Of the Compensation Committee members whose names appear on the Compensation Committee Report above, Mr. Moore and Mr. Lambert were members of the Compensation Committee during all of fiscal 2007. During fiscal 2007, Mr. Behrendt also served as a member of the Compensation Committee until his resignation as a member of the Compensation Committee on October 7, 2006. Mr. Pardun also served as a member of our Compensation Committee during fiscal 2007 following his appointment to the committee on October 30, 2006 to replace Mr. Behrendt. All members of the Compensation Committee during fiscal 2007 were independent directors and none of them were our employees or former employees or had any relationship with us requiring disclosure under rules of the Securities Exchange Commission requiring disclosure of certain transactions with related persons. There are no Compensation Committee interlocks between us and other entities in which one of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

Summary Compensation Table — Fiscal 2007

The following table presents information regarding compensation earned by all individuals serving as our Chief Executive Officer or Chief Financial Officer during fiscal 2007, our three other executive officers who were serving as executive officers at the end of fiscal 2007 and one former executive officer who was not serving as an executive officer at the end of fiscal 2007. In this Proxy Statement, we refer to these individuals as our named executive officers.

									Non-Equity
							Option		Incentive Plan		All Other
	Fiscal	Salary	Bonus		Stock		Awards		Compensation		Compensation	Total
Name and Principal Position	Year	($)	($)		Awards ($)(1)		($)(2)		($)(3)		($)(4)	($)

John F. Coyne	2007	724,423	90,000	(5)	3,809,537		435,489		2,573,500	(6)	18,297	7,651,246
President and Chief Executive Officer
Arif Shakeel(7)	2007	800,000	—		15,204,640	(8)	741,538		1,000,000		350,248	18,096,426
former Chief Executive Officer
Matthew E. Massengill(9)	2007	306,154	—		2,173,855	(8)	880,825	(10)	600,000		260,583	4,221,417
former Chairman of the Board
Stephen D. Milligan(11)	2007	432,115	—		1,243,628		379,910		401,755		19,960	2,477,368
former Senior Vice President and Chief Financial Officer
Timothy M. Leyden(12)	2007	62,923	75,000	(13)	23,138		13,325		46,865		5,736	226,987
Executive Vice President and Chief Financial Officer
Raymond M. Bukaty	2007	400,000	—		1,037,013		275,297		375,000		20,460	2,107,770
Senior Vice President, Administration, General Counsel and Secretary
Hossein M. Moghadam	2007	400,000	135,000	(5)	932,292		251,766		559,500	(6)	19,100	2,297,658
Senior Vice President, Chief Technology Officer

(1)	The amounts shown are the compensation costs recognized in our financial statements for fiscal 2007 related to restricted stock or restricted stock units awarded to each named executive officer in fiscal 2007 and prior years, to the extent we recognized compensation cost in fiscal 2007 for such awards in accordance with the provisions of SFAS 123R. These costs were calculated based on the closing market price of our common stock on the respective grant dates and the other assumptions described in Note 8 in the Notes to Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K but exclude the impact of estimated forfeitures related to service-based vesting conditions. There were no forfeitures of stock awards during fiscal 2007 by our named executive officers other than the cancellation of 90,800 shares of restricted stock previously granted to Mr. Shakeel that were cancelled on October 31, 2006 in accordance with our employment agreement with Mr. Shakeel.

See “Grants of Plan-Based Awards — Fiscal 2007” below for information on awards made in fiscal 2007.

(2)	The amounts shown are the compensation costs recognized in our financial statements for fiscal 2007 related to stock options granted to each named executive officer in fiscal 2007 and prior years, to the extent we recognized compensation cost in fiscal 2007 for such awards in accordance with the provisions of SFAS 123R. These award fair values were calculated based on the assumptions described in Note 8 in the Notes to Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K but exclude the impact of estimated forfeitures related to service-based vesting conditions. There were no forfeitures of option awards during fiscal 2007 other than the cancellation of 43,750 shares subject to stock options previously granted to Mr. Shakeel that were scheduled to vest after June 29, 2007 and before January 1, 2008 that were cancelled on October 31, 2006 in accordance with our employment agreement with Mr. Shakeel.

See “Grants of Plan-Based Awards — Fiscal 2007” below for information on awards made in fiscal 2007.

(3)	Unless otherwise indicated, the amounts shown consist of bonus payments earned pursuant to our Incentive Compensation Plan for fiscal 2007. In previous years, these bonus payments were reported in the “Bonus” column.

(4)	The table below summarizes all other compensation to each of our named executive officers in fiscal 2007:

			401(k) Company
			Matching	Payout of Accrued
Name	Perquisites(a)		Contributions	Vacation

John F. Coyne	$6,460		$2,000	$9,837
Arif Shakeel	40,444	(b)	2,000	307,804
Matthew E. Massengill	22,960	(c)	2,000	135,623
Stephen D. Milligan	17,960		2,000	—
Timothy M. Leyden	5,500		236	—
Raymond M. Bukaty	18,460		2,000	—
Hossein M. Moghadam	17,100	(d)	2,000	—

(a)	Unless otherwise indicated, the amount shown consists of (i) a variable performance allowance that is paid bi-weekly to all named executive officers other than Mr. Coyne and Mr. Leyden in lieu of various other perquisites commonly paid, (ii) an additional flex allowance under our benefit program to all named executive officers other than Mr. Leyden that is primarily intended, but not required, to be used for additional life insurance, (iii) the maximum dollar value of a medical allowance available to all named executive officers, and (iv) the maximum dollar value of a dental allowance available to all named executive officers other than Mr. Milligan.

(b)	The amount shown also includes (i) a country club membership allowance and (ii) reimbursement for financial planning costs.

(c)	The amount shown also includes a country club membership allowance.

(d)	The amount shown also includes reimbursement for financial planning costs.

(5)	Represents a retention bonus earned pursuant to the terms of a retention agreement with the named executive officer.

(6)	Includes amounts earned during fiscal 2007 under long-term performance cash awards granted to the named executive officer under our 2004 Performance Incentive Plan, as follows: Mr. Coyne ($1,686,000 for the performance period that began July 1, 2006 and ended June 29, 2007) and Dr. Moghadam ($184,500 for the performance period that began December 31, 2005 and ended June 29, 2007).

(7)	Mr. Shakeel served as our President and Chief Executive Officer until January 1, 2007. From January 2 through June 29, 2007, Mr. Shakeel served as Special Advisor to the Chief Executive Officer. Mr. Shakeel’s employment ended on June 29, 2007 in accordance with the terms of our employment agreement with him. Mr. Shakeel continues to serve as a member of our Board of Directors.

(8)	Includes incremental accounting expense for severance-related modifications made pursuant to our employment agreement with the named executive officer as described below under “Description of Compensation for Named Executive Officers,” as follows: Mr. Massengill ($1,369,932) and Mr. Shakeel ($10,153,003).

(9)	Mr. Massengill’s employment ended on January 1, 2007 in accordance with the terms of our employment agreement with him. Mr. Massengill continues to serve as a member of our Board of Directors and, beginning January 1, 2007, he became eligible to receive compensation as a non-employee director. As a result, the amounts shown include compensation received by Mr. Massengill as a non-employee director, as follows:

Fees Earned or	Stock	Option	All Other
Paid in Cash ($)(a)	Awards ($)(b)	Awards ($)(c)	Compensation ($)	Tota1 ($)

100,000	49,035	29,095	—	178,130

(a)	This amount is included in the “All Other Compensation” column of the “Summary Compensation Table — Fiscal 2007.”

(b)	Represents the compensation costs recognized in our financial statements for fiscal 2007 related to an award of 4,887 restricted stock units granted to our non-employee directors on January 1, 2007 under our Non-Employee Director Restricted Stock Unit Grant Program. See “Director Compensation — Non-Employee Director Equity Awards” on page 15 above for a further description of this award. See also footnote (1) above for the assumptions used to value this award.

(c)	Represents the compensation costs recognized in our financial statements for fiscal 2007 related to an award of a stock option to purchase 9,185 shares of our common stock granted to our non-employee directors on February 6, 2007 under our Non-Employee Director Option Grant Program. See “Director Compensation — Non-Employee Director Equity Awards” on page 15 above for a further description of this award. See also footnote (2) above for the assumptions used to value this award.

(10)	Includes an incremental accounting expense of $309,446 for severance-related modifications made pursuant to our employment agreement with Mr. Massengill as described below under “Description of Compensation for Named Executive Officers.”

(11)	Mr. Milligan’s employment ended on August 31, 2007.

(12)	Mr. Leyden became an executive officer on May 7, 2007 when he joined us as Executive Vice President, Finance. The amounts shown in the table consist of amounts earned by Mr. Leyden for the period he was employed by us in fiscal 2007 during which time he served as Executive Vice President, Finance. Mr. Leyden succeeded Mr. Milligan as Chief Financial Officer on September 1, 2007.

(13)	Represents a sign-on bonus earned by Mr. Leyden in connection with the commencement of his employment with us.

Grants of Plan-Based Awards — Fiscal 2007

The following table presents information regarding all grants of plan-based awards made to our named executive officers during our fiscal year ended June 29, 2007.

				Estimated Future Payouts Under
				Non-Equity Incentive Plan Awards(1)
							All Other	All Other
							Stock	Option	Exercise
							Awards:	Awards:	or Base	Grant Date
							Number of	Number of	Price	Fair Value
			Date of				Shares of	Securities	of	of Stock and
			Comp				Stock or	Underlying	Option	Option
			Comm.	Threshold			Units	Options	Awards	Awards
Name	Grant Date		Action	($)	Target ($)	Maximum ($)	(#)(2)	(#)(3)	($/Sh)	($)(4)

John F. Coyne	07/01/06		—	0	325,000	650,000	—	—	—	—
	10/31/06	(5)	—	0	1,000,000	2,000,000	—	—	—	—
	10/31/06	(6)	—	0	1,000,000	2,000,000	—	—	—	—
	12/30/06		—	0	400,000	800,000	—	—	—	—
	01/31/07		10/31/06	—	—	—	1,100,000	—	—	21,560,000
	01/31/07		10/31/06	—	—	—	—	120,000	19.60	996,177
Arif Shakeel	07/01/06		—	0	400,000	800,000	—	—	—	—
	10/31/06	(7)	—	—	—	—	817,533	—	—	3,934,323
	12/30/06		—	0	400,000	800,000	—	—	—	—
Matthew E. Massengill(8)	07/01/06		—	0	400,000	800,000	—	—	—	—
	01/01/07		—	—	—	—	4,887	—	—	99,988
	02/06/07		—	—	—	—	—	9,185	19.09	74,264
Stephen D. Milligan	07/01/06		—	0	150,000	300,000	—	—	—	—
	11/27/06	(6)	—	0	450,000	900,000	—	—	—	—
	11/27/06		—	—	—	—	25,568	—	—	517,496
	11/27/06		—	—	—	—	—	56,818	20.24	493,390
	12/30/06		—	0	168,750	337,500	—	—	—	—
Timothy M. Leyden	05/07/07	(9)	03/29/07	0	210,000	420,000	—	—	—	—
	12/30/06	(10)	—	0	46,865	93,730	—	—	—	—
	06/12/07		—	—	—	—	75,000	—	—	1,491,750
	06/12/07		—	—	—	—	—	150,000	19.89	1,145,195
Raymond M. Bukaty	07/01/06		—	0	150,000	300,000	—	—	—	—
	11/27/06	(6)	—	0	300,000	600,000	—	—	—	—
	11/27/06		—	—	—	—	17,045	—	—	344,991
	11/27/06		—	—	—	—	—	37,878	20.24	328,921
	12/30/06		—	0	150,000	300,000	—	—	—	—
Hossein M. Moghadam	07/01/06		—	0	150,000	300,000	—	—	—	—
	11/27/06	(6)	—	0	420,000	840,000	—	—	—	—
	11/27/06		—	—	—	—	23,863	—	—	482,987
	11/27/06		—	—	—	—	—	53,030	20.24	460,497
	12/30/06		—	0	150,000	300,000	—	—	—	—
	02/06/07		—	—	—	—	80,000	—	—	1,527,200

(1)	Unless otherwise indicated, the non-equity incentive plan awards consist of two semi-annual bonus opportunities under our Incentive Compensation Plan for the six-month period that began July 1, 2006 and ended December 29, 2006 and for the six-month period that began December 30, 2006 and ended June 29, 2007 and are shown in the table with a grant date on the first day of the applicable performance period, July 1, 2006 or December 30, 2006.

(2)	Represents restricted stock units awarded to the named executive officer under our 2004 Performance Incentive Plan. See “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(3)	Represents stock options awarded to the named executive officer under our 2004 Performance Incentive Plan. See “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(4)	The dollar value of the options shown represents the grant date fair value of the award computed in accordance with SFAS 123R. See Note 8 in the Notes to Consolidated Financial Statements included in our 2007 Annual

Report on Form 10-K for more information about the assumptions used to determine these amounts. The dollar value of the restricted stock units shown represents the grant date fair value calculated based on the closing market price of our common stock on the respective grant dates.

(5)	Represents a long-term performance cash award granted to the named executive officer under our 2004 Performance Incentive Plan for the performance period that began July 1, 2006 and ended June 29, 2007. The award will be payable in cash at the end of the performance period based on our achievement of specified operating income and revenue goals that correspond to specific payment percentages ranging between 0% and 200%.

(6)	Represents a long-term performance cash award granted to the named executive officer under our 2004 Performance Incentive Plan for the performance period beginning July 1, 2006 and ending June 27, 2008. The award will be payable in cash at the end of the performance period based on our achievement of specified operating income and revenue goals that correspond to specific payment percentages ranging between 0% and 200%.

(7)	Represents the incremental fair value associated with our agreement to accelerate to June 29, 2007 the vesting of 817,533 shares of restricted stock previously granted to Mr. Shakeel. For a further description of this acceleration, see the discussion of our amendment to Mr. Shakeel’s employment agreement below under “Description of Compensation for Named Executive Officers.”

(8)	The stock award and option award reported in this table for Mr. Massengill represent awards granted to Mr. Massengill as a non-employee director pursuant to our Non-Employee Director Restricted Stock Unit Grant Program and our Non-Employee Director Option Grant Program. See “Director Compensation — Non-Employee Director Equity Awards” on page 15 above for a further description of these awards.

(9)	Represents a long-term performance cash award granted to the named executive officer under our 2004 Performance Incentive Plan for the performance period beginning June 30, 2007 and ending June 27, 2008. The award will be payable in cash at the end of the performance period based on our achievement of specified operating income and revenue goals that correspond to specific payment percentages ranging between 0% and 200%.

(10)	Represents a pro-rata bonus opportunity under our Incentive Compensation Plan for the six-month period ended June 29, 2007 based on the number of days that Mr. Leyden was employed with us during the six-month performance period.

Description of Compensation for Named Executive Officers

Overview

The Summary Compensation Table — Fiscal 2007 above quantifies the value of the different forms of compensation earned by or awarded to our named executive officers in fiscal 2007, and the Grants of Plan-Based Awards — Fiscal 2007 table above provides information regarding the equity awards and non-equity incentive awards granted to our named executive officers in fiscal 2007. These tables should be read in conjunction with the narrative descriptions and additional tables that follow.

We have entered into employment agreements with each of Mr. Coyne, Mr. Shakeel and Mr. Massengill and a retention agreement with each of Mr. Coyne and Dr. Moghadam. We do not have agreements with any of the other named executive officers. As a result, the Compensation Committee determined the base salary, bonus and other equity and non-equity incentive awards to our other named executive officers in fiscal 2007 in the manner described above under “Compensation Discussion and Analysis” beginning on page 16. For Mr. Coyne, Mr. Shakeel and Mr. Massengill, base salary, the target bonus award under our Incentive Compensation Plan and other equity and non-equity incentive awards were fixed in fiscal 2007 in accordance with the terms of their employment agreements with us as summarized below. In addition, Mr. Coyne and Dr. Moghadam received an additional retention bonus in fiscal 2007 pursuant to the terms of a retention agreement that we have entered into with each executive as further described below.

Employment Agreements with Named Executive Officers

Mr. Coyne.  On October 31, 2006, we entered into an employment agreement with Mr. Coyne that provided for his promotion to President and Chief Executive Officer effective January 2, 2007. In accordance with the agreement, on January 2, 2007, Mr. Coyne’s annual base salary increased to $800,000, his target bonus award under our semi-annual Incentive Compensation Plan increased to 100% of his semi-annual base salary and he became entitled to participate in our other benefit plans on terms consistent with those generally applicable to our other senior executives.

Under the agreement, Mr. Coyne also received two long-term performance cash awards, each of which provide for a cash bonus opportunity with a target amount of $1,000,000. One cash award covers the performance period July 1, 2006 through June 29, 2007 and is subject to our achievement of specified operating income and revenue goals that correspond to specific payment percentages ranging between 0% and 200%. The second cash award covers the performance period July 1, 2006 through June 27, 2008 and is also subject to our achievement of specified operating income and revenue goals that correspond to specific payment percentages ranging between 0% and 200%. In addition, each year during Mr. Coyne’s employment with us as President and Chief Executive Officer commencing in fiscal 2008, Mr. Coyne will receive a long-term performance cash award providing for a cash opportunity with a target amount of at least $2,000,000. These subsequent long-term performance cash awards will be based on a 24-month performance period and will be subject to the achievement of performance objectives to be established by our Compensation Committee. See “Non-Equity Incentive Plan Compensation and Awards” below for a further description of our long-term performance cash awards to our named executive officers.

On January 31, 2007, in accordance with his agreement, Mr. Coyne also received an award of 1,100,000 restricted stock units. Subject to Mr. Coyne’s continued employment with us, these units will vest and become payable in an equivalent number of shares of our common stock as follows: 110,000 units on January 1, 2008, 110,000 units on January 1, 2009, 330,000 units on January 1, 2010, 110,000 units on January 1, 2011 and 440,000 units on January 1, 2012. Also on January 31, 2007, Mr. Coyne received a stock option to purchase 120,000 shares of our common stock. The exercise price per share of the option equals the closing market price of our common stock on the January 31, 2007 grant date of the option. In addition, in each of our four fiscal years commencing with fiscal 2008, Mr. Coyne will receive a stock option to purchase additional shares of our common stock. The number of shares subject to these stock options will be determined in the good faith discretion of our Compensation Committee based on Mr. Coyne’s individual performance, our performance and market benchmark comparisons of compensation data for chief executive officers against both peer group and general industry survey data.

Our employment agreement with Mr. Coyne expires January 1, 2012, subject to certain termination provisions. For a description of these termination provisions and additional information regarding the severance benefits to which Mr. Coyne is entitled under his employment agreement with us, see “Potential Payments upon Termination or Change in Control” below.

Mr. Shakeel.  On August 25, 2005, we entered into an employment agreement with Mr. Shakeel pursuant to which he became President and Chief Executive Officer on October 1, 2005. We subsequently amended this agreement on October 31, 2006 in connection with Mr. Coyne’s succession to Chief Executive Officer and Mr. Shakeel’s agreement to continue as Special Advisor to the Chief Executive Officer from January 2, 2007 through June 29, 2007. During the entire period of Mr. Shakeel’s employment with us under the agreement, Mr. Shakeel received an annual base salary of $800,000, his target bonus award under our semi-annual Incentive Compensation Plan was 100% of his semi-annual base salary through the six-month performance period ended June 29, 2007, and he was entitled to participate in our other benefit plans on terms consistent with those generally applicable to our other senior executives.

In addition, pursuant to the agreement, Mr. Shakeel received an award of 1,250,000 shares of restricted stock on August 25, 2005. An aggregate of 500,000 shares subject to this award vested on January 1, 2007. In accordance with our amendment of Mr. Shakeel’s employment agreement, on October 31, 2006, we agreed to accelerate the vesting of an additional 659,200 shares subject to this award that were originally scheduled to vest on January 1, 2008 to June 29, 2007, and we cancelled the remaining 90,800 shares that were subject to this award. We also agreed to accelerate to June 29, 2007 the vesting of 158,333 shares subject to a restricted stock award we previously granted to Mr. Shakeel on January 20, 2005 that were originally scheduled to vest on July 31, 2007 as well as to cancel an aggregate of 43,750 shares of our common stock subject to stock options previously granted to Mr. Shakeel that were scheduled to vest after June 29, 2007 and before January 1, 2008.

Mr. Shakeel’s employment agreement expired on June 29, 2007 at which time Mr. Shakeel ceased to be employed by us. Mr. Shakeel continues to serve as a director on our Board of Directors.

Mr. Massengill.  On August 25, 2005, we also entered into an employment agreement with Mr. Massengill pursuant to which he relinquished the role of Chief Executive Officer, effective October 1, 2005, and agreed to continue to serve as executive Chairman of our Board of Directors through January 1, 2007. Mr. Massengill’s duties as Chairman of the Board included offering assistance to Mr. Shakeel in his position as Chief Executive Officer and coordinating investor communications.

In accordance with the agreement, Mr. Massengill continued to receive base salary at his then-current annual rate of $800,000, his target bonus award under our semi-annual Incentive Compensation Plan was 100% of his semi-annual base salary through the six-month performance period ended December 29, 2006, and he was entitled to participate in our other benefit plans on terms consistent with those generally applicable to our other senior executives.

Mr. Massengill’s employment agreement expired on January 1, 2007 at which time Mr. Massengill ceased to be employed by us. Mr. Massengill continues to serve as a director on our Board of Directors.

Retention Agreements with Named Executive Officers

Mr. Coyne and Dr. Moghadam.  On September 21, 2004, we entered into retention agreements with each of Mr. Coyne and Dr. Moghadam. Pursuant to these agreements, Mr. Coyne received a cash award in the amount of $300,000 and Dr. Moghadam received a cash award in the amount of $450,000. Each award vested and became payable 25% on September 1, 2005, 30% on September 1, 2006 and 45% on September 1, 2007.

Non-Equity Incentive Plan Compensation and Awards

Incentive Compensation Plan.  Under our Incentive Compensation Plan, or ICP, our executive officers and other participating employees are eligible to receive cash bonus awards on a semi-annual basis. The amount of the bonuses payable under our ICP are determined based on our achievement of operating and/or financial performance goals established by the Compensation Committee semi-annually as well as other discretionary factors, including non-financial and strategic operating objectives, business and industry conditions and individual and business group performance.

The executive is generally required to remain employed with us through the date on which the Compensation Committee determines, and we pay, the bonus amounts for the applicable semi-annual period to be eligible to receive payment of the bonus for that period. Mr. Shakeel’s employment agreement with us provided, however, that he would be eligible to receive a semi-annual bonus award for the second half of fiscal 2007 as long as he remained employed with us through June 29, 2007, the last day of the performance period under the ICP for the second half of fiscal 2007.

See the “Compensation Discussion and Analysis” beginning on page 16 above for a more detailed description of our Incentive Compensation Plan, including the payouts to our named executive officers under the ICP for fiscal 2007.

Long-Term Performance Cash Awards.  The long-term performance cash awards reported in the Grants of Plan-Based Awards Table — Fiscal 2007 were granted under, and are subject to, the terms of our 2004 Performance Incentive Plan as well as the terms and conditions of a Notice of Grant of Long-Term Cash Award and Long-Term Cash Award Agreement — Executives in substantially the form previously filed with the Securities and Exchange Commission. Each long-term performance cash award is valued at a target amount as determined by the Compensation Committee and will be payable in cash at the end of a fixed performance period in an amount ranging between 0% and 200% of the target amount depending upon the level of our achievement against one or more operating and/or financial performance goals established by the Compensation Committee. For a description of the accelerated vesting conditions of the long-term performance cash awards in the event of certain termination or change in control events, see “Potential Payments upon Termination or Change in Control” below.

In addition, during fiscal 2007, Mr. Coyne and Dr. Moghadam earned payments under long-term performance cash awards previously awarded to them by the Compensation Committee, as follows:

•	As described under “Description of Compensation for Named Executive Officers — Employment Agreements with Named Executive Officers” above, the Compensation Committee approved a long-term performance cash award to Mr. Coyne on October 31, 2006 that provided for a cash opportunity with a target amount of $1,000,000. The performance cash award corresponded to the performance period that began July 1, 2006 and ended June 29, 2007 and was subject to our achievement of specified operating income and revenue goals that corresponded to specific payment percentages ranging between 0% and 200%. In August 2007, based on the level of achievement of these goals with respect to the performance cash award, the Compensation Committee approved payment of $1,686,000 to Mr. Coyne.

•	On February 16, 2006, the Compensation Committee also approved a long-term performance cash award to Dr. Moghadam that provided for a cash bonus opportunity of $150,000. The performance cash award corresponded to the performance period that began December 31, 2005 and ended June 29, 2007 and was subject to our achievement of specified levels of accumulated cash flow from operations that corresponded to specific payment percentages ranging between 0% and 200%. In August 2007, based on the level of achievement of these goals with respect to the performance cash award, the Compensation Committee approved payment of $184,500 to Dr. Moghadam.

Equity-Based Awards

Each stock option and restricted stock unit award reported in the Grants of Plan-Based Awards Table — Fiscal 2007 was granted by the Compensation Committee under, and is subject to, the terms of our 2004 Performance Incentive Plan. The Board of Directors has delegated general administrative authority for the 2004 Performance Incentive Plan to the Compensation Committee. The Compensation Committee has broad authority under the 2004 Performance Incentive Plan with respect to awarding grants, including to select participants and determine the type of award they are to receive, to determine the number of shares that are to be subject to awards and the terms and conditions of awards, to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and to make provision for the payment of the purchase price of an award (if any) and ensure that any tax withholding obligations incurred in respect of awards are satisfied.

Stock Options.  Each stock option reported in the Grants of Plan-Based Awards Table — Fiscal 2007 has a per-share exercise price equal to the closing market price of a share of our common stock on the grant date as reported on the composite tape for securities listed on the New York Stock Exchange. In addition, each stock option granted to our named executive officers in fiscal 2007 vests 25% on the first anniversary of its grant date and 6.25% at the end of each three-month period thereafter until the stock option is fully vested on the fourth anniversary of its grant.

Once vested, each stock option will generally remain exercisable until its normal expiration date. Stock options granted prior to May 2007 expire on the tenth anniversary of their grant date and stock options granted after May 2007 expire on the seventh anniversary of their grant date. Outstanding options, however, may terminate earlier in connection with the termination of the named executive officer’s employment with us. In the event an executive’s employment terminates, stock options granted to the executive will generally remain exercisable until the earlier to occur of three months following the executive’s severance date or the expiration date of the stock options, except that all outstanding stock options held by an executive will terminate immediately in the event the executive’s employment is terminated for cause. Subject to the earlier expiration of the stock options, stock options granted to the named executive officer will remain exercisable for a longer period upon the occurrence of specified events, as follows: one year in the event the executive ceases to be an employee due to his total disability; three years in the event of the executive’s death; and three years after the executive meets the criteria of a “qualified retiree” by satisfying certain minimum service-period requirements.

Pursuant to his employment agreement with us, Mr. Massengill will have until the later of January 1, 2010 or the stock option’s expiration date to exercise any outstanding stock options granted to him during his employment with us. For a description of the terms of the stock option granted to Mr. Massengill on February 6, 2007 in his capacity as a director, see “Director Compensation — Non-Employee Director Equity Awards.”

Additional information regarding the vesting acceleration provisions applicable to option awards granted to our named executive officers is included below under the heading “Potential Payments upon Termination or Change in Control.”

Restricted Stock Units.  Each restricted stock unit award granted to our named executive officers in fiscal 2007 represents a contractual right to receive one share of our common stock per restricted stock unit on the vesting date(s) of the restricted stock units. The vesting dates of the restricted stock unit awards reported in the Grants of Plan-Based Awards Table — Fiscal 2007 are disclosed in the Outstanding Equity Awards at Fiscal Year-End — Fiscal 2007 table below. Restricted stock units are credited to a bookkeeping account that we have established on behalf of each named executive officer.

Our named executive officers are not entitled to voting rights with respect to their restricted stock units. However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid restricted stock unit (whether vested or not) held as of the record date for the dividend payment. A dividend equivalent is a credit to the named executive officer’s bookkeeping account of an additional number of restricted stock units equal to (i) the per-share cash dividend, multiplied by (ii) the number of restricted stock units held by the named executive officer as of the record date of the dividend payment, divided by (iii) the per-share closing market price of our common stock on the date the dividend is paid. Dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original stock units to which they relate (except that dividend equivalents may be paid in cash based on the closing market price of a share of our common stock on the date of payment).

Outstanding Equity Awards at Fiscal Year-End — Fiscal 2007

The following table presents information regarding the current holdings of stock options and stock awards held by each of our named executive officers as of June 29, 2007. This table includes vested but unexercised stock option awards, unvested and unexercisable stock option awards, and unvested awards of restricted stock or stock units.

		Option					Stock
		Awards					Awards
							Number of		Market
			Number of				Shares or		Value of
		Number of	Securities				Units of		Shares or
		Securities	Underlying				Stock		Units of
		Underlying	Unexercised				That		Stock That
		Unexercised	Options		Option	Option	Have Not		Have Not
	Grant	Options	(#)		Exercise	Expiration	Vested		Vested
Name	Date(1)	(#) Exercisable	Unexercisable		Price ($)	Date	(#)		($)(2)

John F. Coyne	02/23/98	10,000	0		18.63	02/23/08
	09/23/02	14,062	0		3.85	09/23/12
	10/24/03	15,626	6,249	(3)	12.84	10/24/13
	09/21/04						10,055	(4)	194,564
	11/09/04	18,751	22,499	(5)	8.89	11/09/14
	05/25/05						13,333	(4)	257,994
	11/17/05	83,334	166,666	(6)	13.76	11/17/15	200,000	(7)	3,870,000
	05/11/06	16,250	48,750	(8)	20.13	05/11/16	30,000	(9)	580,500
	01/31/07	0	120,000	(10)	19.60	01/31/17	1,100,000	(11)	21,285,000

Arif Shakeel	09/24/03	25,000	0		13.07	09/24/13
	01/20/05	15,625	0		10.21	01/20/15

Matthew E. Massengill	02/23/98	60,000	0		18.63	02/23/08
	07/01/98	19,400	0		11.69	07/01/08
	08/11/98	20,000	0		11.69	08/11/08
	09/24/03	281,250	0		13.07	01/01/10
	01/20/05	191,500	0		10.21	01/01/10
	01/01/07						4,887	(9)	94,563
	02/06/07	0	9,185	(10)	19.09	02/06/17

Stephen D. Milligan	07/30/03	0	4,687	(12)	9.70	07/30/13
	09/24/03	3,750	3,750	(13)	13.07	09/24/13
	01/29/04						30,000	(14)	580,500
	01/20/05	0	23,624	(15)	10.21	01/20/15	26,666	(16)	515,987
							60,000	(17)	1,161,000
	02/16/06						55,000	(18)	1,064,250
	11/27/06	0	56,818	(10)	20.24	11/27/16	25,568	(9)	494,741

Timothy M. Leyden	06/12/07	0	150,000	(10)	19.89	06/12/14	75,000	(19)	1,451,250

Raymond M. Bukaty	09/24/03	56,251	3,749	(13)	13.07	09/24/13
	01/29/04	20,313	4,687	(20)	10.30	01/29/14
	01/20/05	22,625	25,375	(15)	10.21	01/20/15	28,000	(16)	541,800
							60,000	(17)	1,161,000
	02/16/06						58,000	(18)	1,122,300
	11/27/06	0	37,878	(10)	20.24	11/27/16	17,045	(9)	329,821

Hossein M. Moghadam	09/23/02	18,750	0		3.85	09/23/12
	10/24/03	18,750	6,250	(3)	12.84	10/24/13
	09/03/04	4,375	3,125	(21)	8.01	09/03/14
	09/21/04						15,084	(4)	291,875
	11/09/04	18,000	18,000	(5)	8.89	11/09/14
	05/19/05						6,666	(4)	128,987
	11/17/05						33,333	(7)	644,994
	02/16/06	4,381	9,636	(22)	23.97	02/16/16	20,000	(18)	387,000
							6,308	(9)	122,060
	11/27/06	0	53,030	(10)	20.24	11/27/16	23,863	(9)	461,749
	02/06/07						80,000	(23)	1,548,000

(1)	For a better understanding of this table and the awards granted to our named executive officers, we have included an additional column showing the grant date of each stock option and stock award.

(2)	The amount shown for the market value of the stock awards is based on the $19.35 closing price of our common stock on June 29, 2007.

(3)	The unvested shares subject to this stock option award vest in substantially equal installments on each of July 24, 2007 and October 24, 2007.

(4)	The unvested shares subject to this restricted stock award vest on the third anniversary of the grant date of the award.

(5)	The unvested shares subject to this stock option award vest in substantially equal installments at the end of each three-month period beginning August 9, 2007 and ending November 9, 2008.

(6)	The unvested shares subject to this stock option award vest in substantially equal installments on each of the second and third anniversaries of the grant date of the award.

(7)	The unvested shares subject to this restricted stock award vest in substantially equal installments on each of the second and third anniversaries of the grant date of the award.

(8)	The unvested shares subject to this stock option award vest in substantially equal installments at the end of each three-month period beginning August 11, 2007 and ending May 11, 2010.

(9)	The stock units subject to this restricted stock unit award vest and are payable in an equal number of shares of our common stock on the third anniversary of the grant date of the award.

(10)	The shares subject to this stock option award vest 25% on the first anniversary of the grant date of the award and in substantially equal installments at the end of each three-month period thereafter until the award is fully vested on the fourth anniversary of the grant date of the award.

(11)	The stock units subject to this restricted stock unit award vest and are payable in an equal number of shares of our common stock as follows: (i) 110,000 stock units vest on January 1, 2008, (ii) 110,000 stock units vest on January 1, 2009, (iii) 330,000 stock units vest on January 1, 2010, (iv) 110,000 stock units vest on January 1, 2011, and (v) 440,000 stock units vest on January 1, 2012.

(12)	The unvested shares subject to this stock option vest on July 30, 2007.

(13)	The unvested shares subject to this stock option vest on September 24, 2007.

(14)	The unvested shares subject to this restricted stock award vest on the fourth anniversary of the grant date of the award.

(15)	The unvested shares subject to this stock option award vest in substantially equal installments at the end of each three-month period beginning July 20, 2007 and ending January 20, 2009.

(16)	The unvested shares subject to this restricted stock award vest in substantially equal installments on each of July 31, 2007 and July 31, 2008.

(17)	The unvested shares subject to this restricted stock award vest on July 31, 2007.

(18)	The unvested stock units subject to this restricted stock unit award vest and are payable in an equal number of shares of our common stock on August 31, 2008.

(19)	The unvested stock units subject to this restricted stock unit award vest in equal installments and are payable in an equal number of shares of our common stock on each of the first, second and third anniversaries of the grant date of the award.

(20)	The unvested shares subject to this stock option award vest in substantially equal installments at the end of each three-month period beginning July 29, 2007 and ending January 29, 2008.

(21)	The unvested shares subject to this stock option award vest in substantially equal installments at the end of each three-month period beginning September 3, 2007 and ending September 3, 2008.

(22)	The unvested shares subject to this stock option award vest in substantially equal installments at the end of each three-month period beginning August 16, 2007 and ending February 16, 2010.

(23)	The stock units subject to this restricted stock unit award vest and are payable in an equal number of shares of our common stock on August 6, 2009.

Option Exercises and Stock Vested — Fiscal 2007

The following table presents information regarding the exercise of stock options and the vesting of restricted stock or stock unit awards for our named executive officers during the fiscal year ended June 29, 2007.

			Stock Awards
	Option Awards		Number of
	Number of	Value	Shares	Value
	Shares	Realized on	Acquired on	Realized on
	Acquired on	Exercise	Vesting	Vesting
Name	Exercise (#)	($)(1)	(#)	($)(2)

John F. Coyne	—	—	135,037	2,762,951
Arif Shakeel	112,500	976,500	1,475,867	28,826,442
Matthew E. Massengill	—	—	500,000	9,500,000
Stephen D. Milligan	78,657	665,788	99,584	1,800,253
Timothy M. Leyden	—	—	—	—
Raymond M. Bukaty	75,000	917,650	74,000	1,297,960
Hossein M. Moghadam	—	—	33,390	666,040

(1)	The amount shown for value realized on exercise of stock options equals the number of shares of our common stock acquired on exercise of the stock option multiplied by the difference between (i) the closing market price of a share of our common stock on the exercise date and (ii) the per-share exercise price of the stock option.

(2)	The amount shown for value realized on vesting of stock awards equals the closing market price of a share of our common stock on the date of vesting multiplied by the number of shares or units that vested on that date.

Non-Qualified Deferred Compensation — Fiscal 2007

The following table presents information regarding the contributions to, investment earnings, distributions and total value of our named executive officers’ balances under our Deferred Compensation Plan during fiscal 2007.

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance
	Contributions in	Contributions in	in Last	Withdrawals	at Last
	Last FY	Last FY	FY	/Distributions	FYE
Name	($)(1)	($)	($)(2)	($)	($)(3)

John F. Coyne	1,151,402	—	136,122	—	1,553,606
Arif Shakeel	—	—	—	—	—
Matthew E. Massengill	—	—	—	—	—
Stephen D. Milligan	—	—	—	—	—
Timothy M. Leyden	—	—	—	—	—
Raymond M. Bukaty	32,308	—	42,436	—	474,506
Hossein M. Moghadam	—	—	—	—	—

(1)	The amounts reported as contributions in the last fiscal year are also included as compensation for each named executive officer in the appropriate columns of the “Summary Compensation Table — Fiscal 2007” above.

(2)	The amounts reported are not considered to be at above-market rates under SEC rules and, accordingly, we did not include these amounts as compensation to the named executive officers in the “Summary Compensation Table — Fiscal 2007” above.

(3)	The balances reported represent compensation already reported in the “Summary Compensation Table — Fiscal 2007” in this year’s Proxy Statement and its equivalent table in prior years’ proxy statements, except for the earnings on the contributions that are not considered to be at above-market rates under SEC rules.

Non-Qualified Deferred Compensation Plan

We permit our named executive officers and other key employees to elect to receive a portion of their compensation reported in the “Summary Compensation Table — Fiscal 2007” on a deferred basis under our Deferred Compensation Plan. Under the plan, each participant may elect to defer a minimum of $2,000 and a maximum of 100% of his or her base salary and semi-annual bonuses that may be earned during the year under our Incentive Compensation Plan.

Under the plan, we are permitted to make additional discretionary contributions with respect to amounts deferred under the plan. These discretionary contributions vest over a five-year service period. The service period begins on July 1 of the year for which the contribution was made and ends on June 30 of the same year, except that the first year of service is earned as long as the participant is employed for at least six months of that service year. Discretionary contributions will become 100% vested upon the retirement or disability of the participant or a change in control. We did not make any discretionary contributions during fiscal 2007. In addition, the aggregate deferred compensation balance for each of our named executive officers that are participants in the Deferred Compensation Plan does not include any discretionary contributions by us.

For cash amounts deferred under the plan, the participant may elect one or more measurement funds to be used to determine investment gains or losses to be credited to his or her account balance, including certain mutual funds and a declared rate fund under which we credit interest at a fixed rate for each plan year. We set the fixed interest rate prior to the beginning of each plan year. The fixed interest rate was 5.25% for each of calendar years 2007 and 2006 and 5.50% for calendar year 2005.

Under the Deferred Compensation Plan, cash amounts deferred by a participant may be deferred until a specified date, retirement or death. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum or in installments over five, ten, fifteen or twenty years. If the participant’s employment terminates before the participant qualifies for retirement, including due to disability, the participant’s deferred compensation balance will be paid in a single lump sum upon termination. Emergency hardship withdrawals are also permitted under the plan.

Under our Deferred Compensation Plan, we also permit the named executive officers and other key employees to defer receipt of any restricted stock units awarded under our 2004 Performance Incentive Plan beyond the vesting date of the award. A participant can elect to defer receipt of restricted stock units until a specified date or retirement as described above. If a participant makes an election to defer restricted stock units, the participant will receive a distribution with respect to the restricted stock units (including any stock units credited as dividend equivalents) in an equivalent number of shares of our common stock in accordance with the participant’s deferral election.

Potential Payments upon Termination or Change in Control

The following section describes severance and change in control plans covering our named executive officers and certain agreements we have entered into with some of our named executive officers that could require us to make payments to the executives in connection with certain terminations of their employment with us and/or a change in control.

Executive Severance Plan

Our Board of Directors adopted an Executive Severance Plan on February 16, 2006. Participants in the Executive Severance Plan include members of our senior management who our Board of Directors or Compensation Committee has designated as a Tier 1 Executive, Tier 2 Executive or Tier 3 Executive. The Compensation Committee has designated each of Mr. Coyne, Mr. Milligan, Mr. Leyden, Mr. Bukaty and Dr. Moghadam as Tier 1 Executives under our Executive Severance Plan. Mr. Massengill and Mr. Shakeel are not eligible to participate in the Executive Severance Plan.

The Executive Severance Plan provides that a participant will receive the following severance benefits in the event we terminate the participant’s employment without cause (as defined in the Executive Severance Plan):

(1) a lump severance payment minus applicable taxes equal to the participant’s monthly base salary multiplied by the number of months applicable to the executive, as follows: Tier 1 Executive (24 months), Tier 2 Executive (18 months), and Tier 3 Executive (12 months);

(2) a lump sum pro-rata bonus payment minus applicable taxes under our bonus program for the bonus cycle in which the participant’s termination date occurs (determined based on the number of days in the applicable bonus cycle during which the participant was employed (not to exceed six months) and assuming 100% of the performance targets subject to the bonus award are met regardless of actual funding by us);

(3) acceleration of the vesting of the participant’s then outstanding stock options and restricted stock or stock unit awards that are subject to time-based vesting to the extent such stock options and restricted stock or stock unit awards would have vested and become exercisable or payable, as applicable, if the participant had remained employed for an additional six months;

(4) outplacement services provided by a vendor chosen by us and at our expense for 12 months following the participant’s termination of employment; and

(5) payment by us of applicable COBRA premium payments following expiration of the participant’s company-provided medical, dental and/or vision coverage existing as of the participant’s termination date for a specified period depending upon the participant’s status as a Tier 1, Tier 2 or Tier 3 Executive and until the participant otherwise becomes eligible for equivalent coverage under another employer’s plan, as follows: Tier 1 Executive (18 months), Tier 2 Executive (12 months), and Tier 3 Executive (12 months).

Payment of severance benefits under the Executive Severance Plan is conditioned upon the participant’s execution of a valid and effective release of claims. In addition, no participant is entitled to a duplication of benefits under the Executive Severance Plan or any other severance plan of ours or our subsidiaries.

Change of Control Severance Plan

On March 29, 2001, our Board of Directors adopted a Change of Control Severance Plan covering certain of our executives and our subsidiaries’ executives, including each of the named executive officers. The Change of Control Severance Plan provides for payment of severance benefits to each participating executive officer in the event of termination of his or her employment in connection with a change of control of Western Digital. The plan provides for two levels of severance benefits. The severance benefits are payable if we or our subsidiaries terminate the employment of the executive officer without cause (as defined in the Change of Control Severance Plan) or the employee voluntarily terminates his or her employment for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place, or breach of the plan by us or any successor) within one year after a change of control or prior to and in connection with, or in anticipation of, such a change. The plan expires on March 29, 2011.

For each of the named executive officers and any other officer subject to Section 16 of the Securities Exchange Act (“Section 16 officers”), the severance benefits generally consist of the following:

(1) a lump sum payment equal to two times the sum of the officer’s annual base compensation plus the target bonus as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the officer’s employment with us, whichever is higher;

(2) 100% vesting of any unvested stock options granted to the officer by us;

(3) extension of the period during which the officer may exercise his or her stock options to the longer of (a) 90 days after the date of termination of his or her employment and (b) the period specified in the plan or agreement governing the options;

(4) continuation for a period of 24 months of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits, including equivalent coverage for the officer’s spouse and dependent children, and a car allowance equal to what the officer was receiving immediately prior to the change in control, or a lump sum payment equal to the cost of obtaining coverage for 24 months if the officer is ineligible to be covered under the terms of our insurance and welfare benefits plans;

(5) a lump sum payment equal to the amount of in-lieu payments that the officer would have been entitled to receive during the 24 months after termination of his or her employment if, prior to the change in control, the officer was receiving any cash-in-lieu payments designed to enable the officer to obtain insurance coverage of his or her choosing; and

(6) acceleration of all awards granted to the officer under our Executive Retention Plan adopted in 1998 or any similar plan.

Any health and welfare benefits will be reduced to the extent of the receipt of substantially equivalent coverage by the officer from any successor employer. Generally, the benefits will be increased to the extent the officer has to pay taxes associated with “excess parachute payments” under the Internal Revenue Code so that the net amount received by the officer is equal to the total payments he or she would have received had the tax not been incurred.

Agreements with Named Executive Officers

John Coyne Employment Agreement.  Under our employment agreement with Mr. Coyne, if we terminate Mr. Coyne’s employment prior to January 1, 2012 other than for cause (as defined in the agreement) and other than in the event of Mr. Coyne’s death or disability, Mr. Coyne will be entitled to the Tier 1 benefits under our Executive Severance Plan or, if applicable, the benefits under our Change of Control Severance Plan and payment of certain accrued obligations consisting of annual base salary and vacation accrued through Mr. Coyne’s termination date.

In the event of Mr. Coyne’s death while employed by us, a pro-rata portion of the 1,100,000 restricted stock units granted to Mr. Coyne on January 31, 2007 will accelerate determined based on the ratio of (i) the total number of calendar days that Mr. Coyne is employed by us on and after January 31, 2007 through and including the date of Mr. Coyne’s death (but not less than 182 days) to (ii) the total number of calendar days commencing with January 31, 2007 through and including January 1, 2012, and excluding any of the restricted stock units that vested on or before the date of Mr. Coyne’s death. In addition, in the event Mr. Coyne remains employed by us as President and Chief Executive Officer through January 1, 2012, then upon Mr. Coyne’s termination after that date for any reason other than a termination by us for cause, all stock options granted to Mr. Coyne during the term of his agreement will become fully vested and Mr. Coyne will have three years to exercise the options, subject to their earlier termination. In such event, Mr. Coyne will also be eligible to receive payment following the end of the applicable performance period of any outstanding performance cash award on a pro-rata basis based on the period of Mr. Coyne’s employment with us during that performance period and to receive a bonus under our Incentive Compensation Plan with respect to the first half of fiscal year 2012 in such amount and at such time as bonuses, if any, are determined on a company-wide basis.

Stephen Milligan Separation Agreement.  Mr. Milligan’s employment with us ended on August 31, 2007 at which time Mr. Leyden succeeded him as Chief Financial Officer. In connection with his separation of employment from us, on July 31, 2007, we entered into a Separation, Transition and General Release Agreement with Mr. Milligan. Among other things, the agreement provided that Mr. Milligan would be entitled to the following if he remained employed with us through August 31, 2007 and performed his usual and customary duties as Chief Financial Officer with respect to the filing of our Form 10-K for the fiscal year ended June 29, 2007:

(1) a lump sum payment of $1,400,000, less standard withholding and authorized deductions, payable within thirty days of Mr. Milligan’s separation date;

(2) a lump sum pro-rata bonus payment under our Incentive Compensation Plan for the six-month bonus cycle ending December 28, 2007 (determined based on the number of days in the bonus cycle during which Mr. Milligan was employed) and assuming 100% of the performance targets subject to the bonus award are met regardless of actual funding by us;

(3) acceleration of the vesting of Mr. Milligan’s then-outstanding stock options and shares of restricted stock to the extent that such stock options or restricted shares would have vested and become exercisable or payable, as applicable, if Mr. Milligan had remained employed with us through February 29, 2008;

(4) a lump sum payment equal to the cost of eighteen months of applicable COBRA premium payments to cover Mr. Milligan’s company-provided medical, dental and/or vision coverage existing as of his separation date; and

(5) outplacement services provided by a vendor chosen by us and at our expense for twelve months following Mr. Milligan’s separation date, subject to a maximum cost to us of $15,000.

The above payments to Mr. Milligan were conditioned upon Mr. Milligan’s execution and delivery of a valid and effective release of claims.

Retention Agreements.  Under our retention agreements with each of Mr. Coyne and Dr. Moghadam, in the event of certain corporate changes (as described in the agreements and including our liquidation or a merger, reorganization or consolidation with another company in which we are not the surviving corporation and the surviving corporation does not assume the award or agree to issue a substitute award in its place) or certain terminations of the executive’s employment upon a change in control (as defined in the agreement), any unvested portion of the cash award will vest in full and be payable to the executive. Further, in the event that the executive’s employment with us terminates due to his death, the next installment of the cash award scheduled to vest will immediately vest and become payable and all other unvested portions of the cash award will be forfeited.

Incentive Plans

Our standard terms and conditions for awards granted under our 2004 Performance Incentive Plan, our Broad-Based Incentive Plan and our Employee Stock Option Plan each provide for accelerated vesting in connection with certain termination events as described below.

Qualified Retirement.  In the event an employee retires from employment at a time when the employee meets the criteria of a “qualified retiree” under our standard terms and conditions for stock options, all unvested stock options held by the employee at the time of termination will accelerate. For stock options granted prior to November 2004, an employee will be a “qualified retiree” if the employee is at least age 55 at the time of retirement and his or her age plus total years of continuous service with us totals at least 65. For stock options granted after November 2004, the employee is also generally required to have at least five years of continuous service with us and, for stock options granted after May 2006, in addition to having at least five years of continuous service with us, the employee must also be at least age 65 at the time of retirement and his or her age plus total years of continuous service with us must total at least 75.

If an employee meets the applicable “qualified retiree” criteria, the employee’s stock options will remain exercisable for three years after his or her retirement or until their earlier expiration but will immediately terminate in the event the employee provides services to one of our competitors or otherwise competes with us. In that event, we will have the right to recover any profits realized by the employee from exercising the stock options during the immediately preceding six-month period.

Death.  In the event of an employee’s death, the vesting of awards previously granted to the employee will accelerate as described below.

•	For stock options, all unvested stock options held by the employee at the time of death will immediately vest and be exercisable, and the stock options will remain exercisable for three years after the date of the employee’s death or until the earlier expiration of the stock option.

•	For awards of restricted stock, all shares due to vest on the next vesting date will immediately vest in full and any other unvested shares of restricted stock will be forfeited, except that all unvested shares of restricted stock subject to awards granted under our Broad-Based Stock Incentive Plan to an employee who was not one of our Section 16 officers at the time of grant will be forfeited.

•	For awards of restricted stock units, a pro rata portion of the stock units due to vest on the next vesting date will immediately vest based on the number of days that the employee was employed by us between the last vesting date of the award and its next vesting date.

•	For long-term performance cash awards, a pro-rata portion of the cash award will be paid to the employee’s legal representative at the same time as the cash awards are generally paid with respect to the applicable performance period based on the number of days that the employee was employed by us during the applicable performance period.

Change in Control.  Upon the occurrence of a change in control (as defined in the applicable plan or award agreement), all unvested stock options, shares of restricted stock and restricted stock units granted to an employee who was one of our Section 16 officers at the time of grant will immediately vest. In addition, upon the occurrence of a change in control as defined in the 2004 Performance Incentive Plan, all outstanding long-term performance cash awards granted to our Section 16 officers will immediately become payable in an amount equal to 100% of the target cash award granted to the officer.

For all other awards of stock options, restricted stock or restricted stock units, if we dissolve or do not survive following a merger, business combination, or other reorganization, the award generally will become fully vested unless the Compensation Committee provides for the assumption, substitution, or other continuation or settlement of the award. Under our 2004 Performance Incentive Plan and our Broad-Based Stock Incentive Plan, if we survive after a change in control, the Compensation Committee will have discretion to determine whether any award that did not otherwise automatically accelerate will vest or become payable on an accelerated basis prior to the change in control.

Unless otherwise determined by the Compensation Committee, any stock options that are vested prior to or that become vested in connection with a transaction referred to above will generally terminate if not exercised prior to the transaction.

Deferred Compensation Plan

Upon a named executive officer’s death, retirement or other termination of employment, the executive officer will generally receive a payout of any non-qualified deferred compensation balances under our Deferred Compensation Plan. Please see the “Non-Qualified Deferred Compensation — Fiscal 2007” table above and the related discussion for a description of the current deferred compensation balances of our named executive officers as of the end of fiscal 2007 and the terms that apply to the payout of their balances.

Calculation of Potential Payments upon Termination or Change in Control

The following table presents our estimate of the benefits payable to the named executive officers under the agreements and plans described above in connection with certain terminations of their employment with us and/or a change in control. In calculating the amount of any potential payments to the named executive officers, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on June 29, 2007 and that the price per share of our common stock is equal to the closing market price per share on June 29, 2007, the last trading day in fiscal 2007.

Mr. Massengill and Mr. Shakeel are not included in the table below because their employment with us terminated during fiscal 2007 and they did not receive, and are not eligible to receive, any payments in connection with their termination of employment with us except as already disclosed above in the “Summary Compensation Table — Fiscal 2007.”

		Termination		Change-in-
	Compensation	Not for		Control		Resignation or
Name	Element	Cause ($)		($)		Retirement ($)	Death ($)

John F. Coyne	Salary and Bonus	2,000,000	(1)	3,335,000	(2)	—	135,000	(3)
	Option Acceleration(4)	1,207,683		1,207,683		1,207,683	1,207,683
	Restricted Stock/Stock Unit
	Acceleration(5)	2,129,564		25,993,494		—	4,569,413
	Performance Cash Acceleration	—		2,600,000	(6)	—	1,798,900	(7)
	Continuation of Benefits(8)	12,617		153,447		—	—
	Value of Outplacement Services	45,000	(9)	—		—	—
	280G Excise Tax Gross-Up	—		2,762,445	(10)	—	—

Stephen D. Milligan(11)	Salary and Bonus	1,068,750	(1)	1,575,000	(2)	—	—
	Option Acceleration(4)	130,475		284,703		—	284,703
	Restricted Stock/Stock Unit
	Acceleration(5)	1,418,994		3,816,478		—	2,668,533
	Performance Cash Acceleration	—		450,000	(6)	—	224,691	(7)
	Continuation of Benefits(8)	21,138		114,352		—	—
	Value of Outplacement Services	18,000	(9)	—		—	—
	280G Excise Tax Gross-Up	—		—		—	—

Timothy M. Leyden	Salary and Bonus	971,375	(1)	1,431,500	(2)	—	—
	Option Acceleration(4)	—		0		—	—
	Restricted Stock/Stock Unit
	Acceleration(5)	—		1,451,250		—	22,531
	Performance Cash Acceleration	—		210,000	(6)	—	—
	Continuation of Benefits(8)	24,543		170,656		—	—
	Value of Outplacement Services	18,000	(9)	—		—	—
	280G Excise Tax Gross-Up	—		330,713	(10)	—	—

Raymond M. Bukaty	Salary and Bonus	950,000	(1)	1,400,000	(2)	—	—
	Option Acceleration(4)	118,090		297,889		—	297,889
	Restricted Stock/Stock Unit
	Acceleration(5)	1,431,900		3,154,921		—	2,099,928
	Performance Cash Acceleration	—		300,000	(6)	—	149,794	(7)
	Continuation of Benefits(8)	21,269		177,642		—	—
	Value of Outplacement Services	18,000	(9)	—		—	—
	280G Excise Tax Gross-Up	—		—		—	—

Hossein M. Moghadam	Salary and Bonus	950,000	(1)	1,602,500	(2)	—	202,500	(3)
	Option Acceleration(4)	264,405		264,405		264,405	264,405
	Restricted Stock/Stock Unit
	Acceleration(5)	614,382		3,584,665		—	1,048,365
	Performance Cash Acceleration	—		570,000	(6)	—	359,711	(7)
	Continuation of Benefits(8)	12,617		187,104		—	—
	Value of Outplacement Services	18,000	(9)	—		—	—
	280G Excise Tax Gross-Up	—		—		—	—

(1)	The amount shown represents 24 months of the executive’s monthly rate of base pay as in effect on June 29, 2007 and a cash bonus payable under our Incentive Compensation Plan for the performance period ended June 29, 2007 assuming we met 100% of the performance goal(s) subject to the bonus award regardless of actual funding by us.

(2)	The amount shown represents two years of the executive’s annual base salary as in effect on June 29, 2007 and the amount of cash bonuses payable under our Incentive Compensation Plan for two years assuming we met 100% of the performance goal(s) subject to the bonus awards regardless of actual funding by us. This amount is payable to the executive only in the event the executive is terminated without cause or for good reason within one year of a change in control or prior to and in connection with, or in anticipation of, a change in control.

For Mr. Coyne and Dr. Moghadam, this amount also includes the acceleration of the unvested portion of the retention bonus awarded to each executive pursuant to his retention agreement with us, as follows: Mr. Coyne ($135,000) and Dr. Moghadam ($202,500).

(3)	This amount represents the acceleration of the next portion of the retention bonus awarded to each of Mr. Coyne and Dr. Moghadam that is scheduled to vest on September 21, 2007.

(4)	The amounts shown represent the portion of the option award that accelerated in connection with the termination event and are based on the intrinsic value of the stock options as of June 29, 2007. This was calculated by multiplying (i) the difference between the closing market price of a share of our common stock on June 29, 2007 ($19.35) and the applicable exercise price by (ii) the assumed number of shares subject to stock options vesting on an accelerated basis on June 29, 2007. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $19.35.

For all executives other than Mr. Coyne and Dr. Moghadam, the amounts presented in the “Termination Not for Cause” column of this table represent the accelerated vesting of those stock options that would have vested if the executive had remained employed with us for an additional six months, and the amounts presented in the “Change-in-Control” and “Death” columns of this table represent the accelerated vesting of all unvested stock options held by the executive. In the case of a change in control, the acceleration will generally occur upon the occurrence of the change in control as provided by the standard terms and conditions for the option awards and, in most cases, is not also dependent upon the executive’s termination in connection with the change in control as required by our Change of Control Severance Plan. For Mr. Coyne and Dr. Moghadam, the amounts presented represent the accelerated vesting of those option awards under which Mr. Coyne and Dr. Moghadam meet the conditions of a “qualified retiree” by satisfying minimum service and age requirements set forth in the standard terms and conditions for the option awards.

(5)	The amounts shown represent the portion of the restricted stock/stock unit award that accelerated in connection with the termination event and are based on the intrinsic value of the restricted stock or stock units as of June 29, 2007. This was calculated by multiplying (i) the closing price of a share of our common stock on June 29, 2007 ($19.35) by (ii) the assumed number of shares of restricted stock or stock units vesting on an accelerated basis on June 29, 2007.

The amounts presented in the “Termination Not for Cause” column of this table represent the accelerated vesting of those unvested shares of restricted stock or stock units that would have vested if the executive remained employed with us for an additional six months. The amounts presented in the “Change-in-Control” column of this table represent the accelerated vesting of all unvested shares of restricted stock or stock units that were granted to the executive at a time when the executive was one of our Section 16 officers and will accelerate upon the occurrence of the change in control whether or not the executive is also terminated in connection with the change in control. The amounts presented in the “Death” column of this table represent (i) the accelerated vesting of the next installment of each restricted stock award that is scheduled to vest (excluding awards granted under our Broad-Based Stock Incentive Plan at a time when the executive was not one of our Section 16 officers), (ii) the accelerated vesting of a pro-rata portion of the next installment of each restricted stock unit award that is scheduled to vest based on the period of the executive’s employment since the last vesting date (or grant date, if no prior vesting date) to and including the date of the executive’s death, and (iii) for Mr. Coyne, the accelerated vesting of a pro-rata portion of the entire restricted stock unit award granted to Mr. Coyne on January 31, 2007 based on the period of Mr. Coyne’s employment after January 31, 2007 and before January 1, 2012 and assuming a minimum of 182 days of service during that period.

(6)	This amount represents the value of each long-term performance cash award granted to the executive assuming we met 100% of the performance goal(s) subject to the cash award.

(7)	This amount represents a pro rata portion of each long-term performance cash award granted to the executive determined based on the number of days the executive was employed with us during the performance period through the date of the executive’s death. For purposes of this calculation, this amount assumes that we met 100% of the performance goal(s) subject to the cash award but will be paid to the executive’s legal representative at the same time the cash award would be paid to all other participants for the same performance period.

(8)	The amounts shown represent the aggregate value of the continuation of certain employee benefits for 18 months in the event an executive is terminated without cause and for 24 months in the event an executive is terminated without cause or for good reason within one year of a change in control or prior to and in connection with, or in anticipation of, a change in control. For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executive will find other employment, or discount rates for determining present value.

(9)	This amount represents the cost of 12 months of outplacement services.

(10)	The 280G tax gross-up amounts reflect the reimbursement that we are required to pay to the executive due to (i) excise taxes that are imposed upon the executive as a result of the change in control, (ii) income and excise taxes imposed upon the executive as a result of our reimbursement of the excise tax amount and (iii) additional income and excise taxes that are imposed upon the executive as a result of our reimbursement of the executive for any excise or income taxes. The calculation of the 280G gross-up amounts shown are based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% medicare tax rate and a 9.3% state income tax rate. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a non-competition agreement. The payment of the 280G tax gross-up will be payable to the executive for any excise tax incurred regardless of whether the executive’s employment is terminated. However, the amount of the 280G tax gross-up will change based upon whether the executive’s employment with us is terminated, since in the absence of termination of employment following a change in control, the executive will not be entitled to receive salary, bonus, continuation of benefits, and outplacement services.

(11)	As required by rules of the Securities and Exchange Commission, the amounts in this table for Mr. Milligan represent the benefits payable to him under all agreements and plans existing as of June 29, 2007 and, as a result, do not represent the benefits actually paid to Mr. Milligan under the Separation, Transition and Release Agreement that we entered into with Mr. Milligan on July 31, 2007 as described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors and officers and persons who beneficially own more than 10% of our common stock must report their initial ownership of our equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. The Securities and Exchange Commission has established specific due dates for these reports, and we must disclose in this Proxy Statement any late filings during fiscal 2007. To our knowledge, based solely on our review of the copies of such reports required to be furnished to us with respect to fiscal 2007 and the written responses to annual directors’ and officers’ questionnaires that no other reports were required, all of these reports were timely filed, except one Form 4 for Arif Shakeel, with respect to the reporting of 90,800 shares of restricted stock that were cancelled pursuant to the amendment of our employment agreement with Mr. Shakeel on October 31, 2006, as described above under “Executive Compensation — Description of Compensation for Named Executive Officers.”

LEGAL PROCEEDINGS

The following purported shareholder derivative actions have been filed challenging conduct by certain of our current and former board members and officers in connection with various stock option grants:

•	In re Western Digital Corporation Derivative Litigation, SACV 06-729 AG (RNBx), United States District Court for the Central District of California. On November 29, 2006, the court consolidated under the above caption three federal derivative actions: (i) Dreyfuss v. Massengill, et al., Case No. SACV 06-729 AG (RNBx), United States District Court for the Central District of California, filed August 9, 2006; (ii) Kastella and Sakamoto v. Mercer, et al., Case No. SACV 06-868 CJC (MLGx), United States District Court for the

Central District of California, filed September 14, 2006; and (iii) Mason v. Massengill, et al., Case No. CV06-6845 PA (RZx), United States District Court for the Central District of California, filed October 27, 2006. Pursuant to the consolidation order, the plaintiffs filed a Consolidated Derivative Complaint on December 15, 2006. The Consolidated Derivative Complaint asserts claims for violations of Sections 10(b), 14(a) and 20(a) of the Securities Exchange Act, accounting, breach of fiduciary duty and/or aiding and abetting, constructive fraud, waste of corporate assets, unjust enrichment, rescission, breach of contract, violations of the California Corporations Code in connection with our option granting practices, and breach of fiduciary duty for insider selling and misappropriation of information. Under the current scheduling order, defendants will file their motion to dismiss on October 15, 2007. Plaintiffs’ opposition brief is due on November 14, 2007, and the defendants’ reply must be filed by November 28, 2007. The hearing on the motion to dismiss is scheduled for December 17, 2007.

•	In re State Court Western Digital Corporation Derivative Litigation, 06-CC-00159, Superior Court of the State of California for the County of Orange. On December 22, 2006, the court consolidated under the above caption two state derivative actions: (i) Lasker v. Massengill, et al., Case No. 06-CC-00159, Superior Court of the State of California for the County of Orange, filed August 14, 2006 and (ii) Rosen v. Shakeel, et al., Case No. 06-CC-00234, Superior Court of the State of California for the County of Orange, filed November 6, 2006. Under the consolidation order, the plaintiffs filed a consolidated amended complaint on February 5, 2007. This complaint asserts causes of action for breach of fiduciary duty, accounting, abuse of control, gross mismanagement, constructive trust, corporate waste, unjust enrichment, rescission, violations of the California Corporations Code in connection with our option granting practices and breach of fiduciary duty for insider selling and misappropriation of information. The defendants are currently scheduled to file their demurrer to the complaint on October 15, 2007.

The parties in both this action and the related In re Western Digital Corporation Derivative Litigation, SACV 06-729 AG (RNBx) (see above) engaged in a voluntary mediation before the Hon. Daniel Weinstein (Ret.) on June 6, 2007, and these discussions are continuing.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information with respect to our equity compensation plans as of June 29, 2007, which plans were as follows: Non-Employee Directors Stock-for-Fees Plan, 2004 Performance Incentive Plan, Employee Stock Option Plan, Broad-Based Stock Incentive Plan, Stock Option Plan for Non-Employee Directors and 2005 Employee Stock Purchase Plan. With the exception of the Broad-Based Stock Incentive Plan, these plans have each been approved by our stockholders. Following expiration of the Employee Stock Option Plan on November 10, 2004 and approval of the 2004 Performance Incentive Plan by our stockholders on November 18, 2004, no new awards are permitted under the Employee Stock Option Plan, the Broad-Based Stock Incentive Plan and the Stock Option Plan for Non-Employee Directors.

	(a)		(b)		(c)
					Number of Securities
					Remaining Available for
	Number of Securities to be		Weighted-Average		Future Issuance Under
	Issued Upon Exercise of		Exercise Price of		Equity Compensation Plans
	Outstanding Options,		Outstanding Options,		(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights		Reflected in Column(a))

Equity compensation plans approved by security holders	11,233,208	(1)	$13.6765	(2)	14,319,777	(3)
Equity compensation plans not approved by security holders	1,850,631	(4)	4.8124		0

Total	13,083,839		$12.1538		14,319,777

(1)	This amount includes: (i) 3,613,149 shares of our common stock subject to stock options outstanding under our 2004 Performance Incentive Plan, (ii) 5,030,822 shares of our common stock subject to stock options outstanding under our Employee Stock Option Plan, (iii) 278,437 shares of our common stock subject to stock options outstanding under our Stock Option Plan for Non-Employee Directors, (iv) 2,149,638 shares of our common stock subject to outstanding restricted stock units awarded under our 2004 Performance Incentive Plan, and (v) 161,162 shares of our common stock subject to deferred stock units credited under our Non-Employee Directors Stock-for-Fees Plan. This amount does not include 588,048 shares of our common stock that are issued and outstanding as of June 29, 2007 pursuant to unvested restricted stock awards under our 2004 Performance Incentive Plan.

(2)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of restricted stock units issued under our 2004 Performance Incentive Plan and deferred stock units credited under our Non-Employee Directors Stock-for-Fees Plan.

(3)	Of these shares, as of June 29, 2007, 10,787,954 remained available for future issuance under our 2004 Performance Incentive Plan, 150,218 remained available for future issuance under our Non-Employee Directors Stock-for-Fees Plan and 3,381,605 remained available for future issuance under our 2005 Employee Stock Purchase Plan.

(4)	This amount does not include 128,323 shares of our common stock that are issued and outstanding as of June 29, 2007 pursuant to unvested restricted stock awards under our Broad-Based Stock Incentive Plan.

Broad-Based Stock Incentive Plan

On September 30, 1999, our Board of Directors approved the Broad-Based Stock Incentive Plan under which options to purchase 1,850,631 shares of our common stock were outstanding as of June 29, 2007 and 128,323 shares of restricted stock remained unvested as of June 29, 2007. This plan was intended to qualify as “broadly-based” under the New York Stock Exchange stockholder approval policy at the time of its adoption and was not submitted to our stockholders for approval. Following approval of the 2004 Performance Incentive Plan by our stockholders in November 2004, no new awards are permitted under the Broad-Based Incentive Plan after such date and, therefore, no shares remain available for grant under the plan.

None of the stock options that we granted under the plan are incentive stock options under Section 422 of the Internal Revenue Code and the term of each outstanding option granted under the plan will not exceed ten years from the date of its grant. All unvested shares of restricted common stock that we awarded under the plan are subject to time-based vesting requirements. All of such shares of restricted stock will vest on or before September 21, 2008 unless such shares are earlier forfeited as required by the plan or by an agreement evidencing the award made under the plan.

The Compensation Committee of our Board of Directors administers the Broad-Based Stock Incentive Plan. The committee has broad discretionary authority to construe and interpret the plan. The committee may in its discretion provide financing to a participant in a principal amount sufficient to pay the purchase price of any award and/or to pay the amount of taxes required by law to be withheld with respect to any award. Any such loan must be subject to all applicable legal requirements and restrictions pertinent thereto. Further, the committee may, through the terms of the award or otherwise, provide for lapse of restrictions on an option or restricted stock award, either immediately upon a change of control of Western Digital (as defined in the plan), or upon termination of the eligible employee’s employment within 24 months following a change of control. The committee may also provide for the exercise, payment or lapse of restrictions on an award that is only effective if no provision is made in the change of control transaction.

The Board of Directors or the Compensation Committee, subject to rules of the New York Stock Exchange requiring stockholder approval, may amend, alter or discontinue agreements evidencing an award made under the plan. These amendments may include: (i) reducing the exercise price of outstanding options; or (ii) after the date of a change of control, impairing the rights of any award holder, without such holder’s consent, under any award granted prior to the date of any change of control. No award, or any interest in an award may be transferred in any manner, other than by will or the laws of descent and distribution, unless the agreement evidencing an award expressly states that it is transferable.

AUDIT COMMITTEE

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended June 29, 2007. This report shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act or to the liabilities of Section 18 of the Securities Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Securities Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Securities Exchange Act.

Report of the Audit Committee

The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of Western Digital and its subsidiaries, and has general responsibility for oversight and review of the accounting and financial reporting practices, internal controls and accounting and audit activities of Western Digital and its subsidiaries. The Audit Committee acts pursuant to a written charter. Our Board of Directors originally adopted the Audit Committee Charter on September 6, 1995 and most recently approved an amendment of the Charter on March 16, 2005. A copy of the amended charter is available on our website under the Governance section at www.westerndigital.com. The Board of Directors has determined that each of the members of the Audit Committee qualifies as an “independent” director under applicable rules of the New York Stock Exchange and the Securities and Exchange Commission.

Management is responsible for the preparation, presentation and integrity of Western Digital’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Western Digital’s independent registered public accounting firm, is responsible for performing an independent audit of Western Digital’s financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent accountants that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).

During fiscal 2007, the Audit Committee met a total of 24 times, six in person and 18 via telephone conference. During fiscal 2007, the Audit Committee also met and held discussions with management and KPMG LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent accountants. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

The Audit Committee reviewed and discussed the audited financial statements of Western Digital for the fiscal year ended June 29, 2007 with management and the independent accountants. The Board of Directors, including the Audit Committee, received an opinion of KPMG LLP as to the conformity of such audited consolidated financial statements with GAAP.

The Audit Committee discussed with KPMG LLP the overall scope and plan for its audit. The Audit Committee met regularly with KPMG LLP, with and without management present, to discuss the results of its examination, its evaluation of Western Digital’s internal control over financial reporting and the overall quality of Western Digital’s accounting principles. In addition, the Audit Committee has received written disclosures and a letter from KPMG LLP regarding its independence from Western Digital as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP the independence of that firm. The Audit Committee also reviewed, among other things, the amount of fees paid to KPMG LLP for audit and non-audit services.

Based upon such reviews and discussions, the Audit Committee has recommended to the Board of Directors of Western Digital that the audited financial statements be included in Western Digital’s Annual Report on Form 10-K for the fiscal year ended June 29, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also appointed KPMG LLP to serve as Western Digital’s independent registered public accounting firm for the fiscal year ending June 27, 2008.

AUDIT COMMITTEE*

Henry T. DeNero, Chairman
Kathleen A. Cote
William L. Kimsey

August 22, 2007

*  Mr. Pardun also served as a member of the Audit Committee through October 30, 2006.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of KPMG LLP, certified public accountants, has served as our independent registered public accounting firm since our incorporation in 1970. The Audit Committee of our Board of Directors has again appointed KPMG to serve as our independent registered public accounting firm for the fiscal year ending June 27, 2008. We are not required to submit the appointment of KPMG for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. If a majority of the shares represented at the Annual Meeting and entitled to vote do not ratify this appointment, the Audit Committee will reconsider its appointment of KPMG and will either continue to retain this firm or appoint a new independent registered public accounting firm. We expect one or more representatives of KPMG to be present at the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Following are the fees paid by us to KPMG for the fiscal years ended June 29, 2007 and June 30, 2006:

Description of Professional Service	2007	2006

Audit Fees — professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Form 10-Qs	$1,421,000	$1,852,000
Audit-Related Fees — assurance and related services reasonably related to the performance of the audit or review of our financial statements(1)	55,000	41,000
Tax Fees — professional services rendered for tax compliance, tax advice and tax planning(2)	620,500	291,000
All Other Fees — None	0	0

(1)	Audit-Related Fees billed in fiscal 2007 and fiscal 2006 consisted of audits of our distributors, accounting assistance to our subsidiaries, and audits performed in connection with the Western Digital Corporation 401(k) Plan.

(2)	Tax Fees in fiscal 2007 and fiscal 2006 consisted of tax compliance assistance and related services and transfer pricing review.

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that KPMG LLP seek pre-approval by the Audit Committee of all audit and permissible non-audit services by providing a description of the services to be performed and specific fee estimates for each such service. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and permissible non-audit services and associated fees up to a maximum for any one audit-related or non-audit service of US$50,000, provided that the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting for ratification. One-hundred percent (100%) of the Audit-Related Fees and Tax Fees billed by KPMG during fiscal 2007 and fiscal 2006 were approved by the Audit Committee pursuant to regulations of the Securities and Exchange Commission.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal (which shares must also constitute at least the required quorum) is required for ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 27, 2008.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 27, 2008.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approval of Related Person Transactions

Our Board of Directors has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) a related person has or will have a direct or indirect interest. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become a director, (b) any person who is known to be the beneficial owner of more than 5% of the our common stock, (c) any immediate family member of any of the foregoing persons or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Under the policy, once a related person transaction has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the Audit Committee is to consider all relevant facts and circumstances of the related person transaction available to the Audit Committee. The Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee will participate in any consideration of a related party transaction with respect to which that member or any of his or her immediate family is a related person.

Certain Transactions with Related Persons

In addition to the indemnification provisions contained in our Certificate of Incorporation and Bylaws, we have entered into or intend to enter into indemnification agreements with each of our directors and executive officers. These agreements generally require us to indemnify each director or officer, and advance expenses to them, in connection with their participation in proceedings arising out of their service to us. Pursuant to these agreements, we have agreed to advance expenses and indemnify certain of our current and former directors and officers for certain liabilities incurred in connection with or related to the defense of the lawsuits currently pending as described above under “Legal Proceedings.”

STOCKHOLDER PROPOSALS FOR 2008

Proposals for Inclusion in Proxy Statement.  Our 2008 Annual Meeting of Stockholders is currently scheduled to be held on November 6, 2008. For your proposal or director nomination to be considered for inclusion in the proxy statement and form of proxy for our 2008 Annual Meeting of Stockholders, your written proposal must be received by our Secretary at our principal executive offices no later than June 3, 2008. If we change the date of the 2008 Annual Meeting by more than 30 days from the date of this year’s Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2008 Annual Meeting, provided that you also meet the additional deadline for stockholder proposals required by our Bylaws and summarized below. You should also be aware that your proposal or director nomination must comply with Securities and Exchange Commission regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials.

Proposals to be Addressed at Meeting.  In addition, in order for your proposal or director nomination to be considered at our 2008 Annual Meeting (including from the floor if you did not comply with the deadline above for inclusion of your proposal or director nomination in our proxy materials), our Bylaws require that, among other things, stockholders give written notice of any proposal or nomination of a director to our Secretary at our principal executive offices no earlier than the close of business on July 9, 2008 (the 120th day prior to the anniversary of our 2007 Annual Meeting) and no later than the close of business on August 8, 2008 (the 90th day prior to the anniversary of our 2007 Annual Meeting). Notwithstanding the foregoing, in the event that we change the date of the 2008 Annual Meeting from the currently scheduled date of November 6, 2008, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2008 Annual Meeting and no later than 90 days prior to the date of the 2008 Annual Meeting or the close of business on the tenth day following the day on which public announcement of the 2008 Annual Meeting is made. Stockholder proposals or nominations for director that do not meet the notice requirements set forth above and further described in Section 2.11 of our Bylaws will not be acted upon at the 2008 Annual Meeting.

ANNUAL REPORT

Our 2007 Annual Report on Form 10-K has been mailed to stockholders and posted on the Internet at www.westerndigital.com concurrently with the mailing of this Proxy Statement. The information on our web site is not incorporated herein and shall not be deemed to be a part of this proxy solicitation material. We will provide, without charge, a copy of our 2007 Annual Report on Form 10-K for the year ended June 29, 2007 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to the following address:

Raymond M. Bukaty
Secretary
Western Digital Corporation
20511 Lake Forest Drive
Lake Forest, California 92630-7741

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented for action at the Annual Meeting. Should any other matters come before the Annual Meeting or any adjournments or postponements thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In accordance with the rules of the Securities and Exchange Commission, we are delivering only one Proxy Statement and Annual Report to multiple stockholders that share the same address unless we have received contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of this Proxy Statement or the Annual Report to a stockholder at a shared address to which a single copy of this Proxy Statement or the Annual Report was delivered. If you are a stockholder at a shared address to which we delivered a single copy of this Proxy Statement or the Annual Report and you desire to receive a separate copy of this Proxy Statement or the Annual Report, or if you desire to notify us that you wish to receive a separate proxy statement or annual report in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please submit your request by mail to Investor Relations, Western Digital Corporation, 20511 Lake Forest Drive, Lake Forest, California 92630-7741 or by telephone to our Investor Relations at 1-800-695-6399.

If a broker or other record holder holds your Western Digital Corporation shares, please contact your broker or other record holder directly if you have questions, require additional copies of this Proxy Statement or the Annual Report, or wish to receive multiple reports by revoking your consent to householding.

VOTING VIA THE INTERNET OR BY TELEPHONE

Stockholders may submit proxies by mail, telephone or the Internet. Your telephone or Internet proxy authorizes the proxies named on the enclosed proxy card to vote your shares to the same extent as if you marked, signed, dated and returned the enclosed proxy card. Stockholders of record may submit proxies telephonically by calling 1 (800) 690-6903 (within the U.S. and Canada only, toll-free) and following the recorded instructions. Stockholders of record may submit a proxy via the Internet by going to the website at www.proxyvote.com and following the instructions to obtain your records and to create an electronic voting instruction form. Beneficial stockholders who hold their shares in “street name” may vote by telephone or by Internet by following the instructions specified on the voting instruction cards provided by their broker, trustee or nominee. The telephone and Internet voting procedures authenticate stockholders’ identities, allow stockholders to give their voting instructions and confirm proper recording of stockholders’ instructions. Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern time on November 5, 2007. If you submit your proxy or voting instruction by telephone or the Internet you do not need to return the enclosed proxy card or voting instruction card. Submitting your proxy or voting instruction via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting, although beneficial stockholders must obtain a “legal proxy” from the broker, trustee or nominee that holds their shares giving them the right to vote the shares at the Annual Meeting in order to vote in person at the Annual Meeting. Section 212(c)(2) of the Delaware General Corporation Law permits the granting of proxies electronically.

EXPENSES OF SOLICITATION

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and form of proxy, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers, and regular employees who will not receive any additional compensation for such solicitation. We have also engaged D.F. King & Co., Inc. to assist us in connection with the solicitation of proxies for the Annual Meeting for a fee that we do not expect to exceed $12,000 plus a reasonable amount to cover expenses. We have agreed to indemnify D.F. King & Co. against certain liabilities arising out of or in connection with this engagement. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

Lake Forest, California
September 24, 2007

20511 LAKE FOREST DRIVE LAKE FOREST, CALIFORNIA 92630-7741
Whether or not you plan on attending the meeting, you are urged to vote these shares by completing and returning this proxy card or transmitting your voting instructions electronically via the Internet or by telephone. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you had marked, signed and returned a proxy card.
VOTE BY TELEPHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Western Digital Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Western Digital Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by November 5, 2007.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: WESTD1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WESTERN DIGITAL CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.
PROPOSALS:
1. ELECTION OF DIRECTORS For Against Abstain For Against
1a) Peter D. Behrendt 0 0 0 1f) Michael D. Lambert 0 0 1b) Kathleen A. Cote 0 0 0 1g) Matthew E. Massengill 0 0 1c) John F. Coyne 0 0 0 1h) Roger H. Moore 0 0 1d) Henry T. DeNero 0 0 0 1i) Thomas E. Pardun 0 0 1e) William L. Kimsey 0 0 0 1j) Arif Shakeel 0 0 2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for Western Digital Corporation for 0 0 the fiscal year ending June 27, 2008. SIGN AND DATE — Please sign your name(s) exactly as your name(s) appear(s) hereon. All joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person. Signature 1 Date Signature 2 Date

WESTERN DIGITAL CORPORATION
20511 Lake Forest Drive Lake Forest, California 92630-7741
THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, hereby revoking any proxy previously given, appoints Thomas E. Pardun and Raymond M. Bukaty, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote all the shares of common stock of Western Digital Corporation held of record by the undersigned on September 21, 2007, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Western Digital Corporation to be held on November 6, 2007, and at any postponements or adjournments thereof. The proposals of the Company referred to on the other side are described in the Proxy Statement, dated as of September 24, 2007, which is being delivered herewith in connection with the Annual Meeting.
This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for each of the ten nominees named in Proposal 1 and for Proposal 2. Whether or not direction is made, each of the Proxies is authorized to vote in his discretion on such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
If you have a beneficial interest in shares held by the Western Digital Corporation 401(k) Plan, then this card also constitutes your voting instructions to the Trustee of such plan. If you do not sign and return this card, or attend the Annual Meeting and vote in person, such shares will not be voted by the Trustee.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY.
(IMPORTANT — PLEASE SIGN ON OTHER SIDE)